As filed with the Securities and Exchange Commission on February 1, 1999
                                                      Registration No. 333-

==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  -------------

                                 RCN CORPORATION

          (Exact name of Registrant as specified in its charter)

              Delaware                                         22-3498533
     (State or jurisdiction of                              (I.R.S. Employer
   incorporation or organization)                          Identification No.)

                               105 Carnegie Center
                            Princeton, NJ 08540-6215
                                 (609) 734-3700
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   John Jones
                                 RCN Corporation
                               105 Carnegie Center
                            Princeton, NJ 08540-6215
                                 (609) 734-3700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------
                                    Copy to:
                                  Julia Cowles
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                               New York, NY 10017
                                 (212) 450-4000
                                ----------------

               Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.   [ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant
to Rule 434, please check the following box.   [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                       Proposed Maximum
        Title of Each Class           Aggregate Offering           Amount of
  of Securities to be Registered          Price(1)(2)           Registration Fee
--------------------------------------------------------------------------------
Common Stock, Preferred
Stock, Debt Securities................ $1,000,000,000               $278,000
================================================================================

----------
(1) Such indeterminate number or amount of Common Stock, Preferred Stock and Debt Securities as may from time to time be issued at indeterminate prices.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to rule 457(o) and exclusive of accrued interest and dividends, if any.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================

               SUBJECT TO COMPLETION, DATED FEBRUARY 1, 1999

PROSPECTUS

                                  [LOGO]

                              $1,000,000,000

                              RCN Corporation

              Common Stock, Preferred Stock, Debt Securities

                               -------------

               We will offer from time to time common stock, preferred stock or debt securities. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                               -------------

               Investing in these securities involves certain risks. See "Risk Factors" beginning on page 11.

                               -------------

               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is    , 1999


               The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                            -------------------

                             TABLE OF CONTENTS

                                                                          Page
                                                                          ----

About the Prospectus.........................................................2
Where You Can Find More Information..........................................2
Special Note on Forward-Looking Statements...................................3
Summary......................................................................4
Risk Factors................................................................11
Use of Proceeds.............................................................17
Dividends...................................................................17
Market Price and Dividend Information.......................................17
Selected Historical Consolidated Financial Data.............................19
Unaudited Pro Forma Consolidated Statements of Operations...................23
Business....................................................................29
Description of Capital Stock................................................48
Description of Debt Securities..............................................53
Plan of Distribution........................................................63
Legal Matters...............................................................64
Experts.....................................................................64

                           ABOUT THIS PROSPECTUS

               This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.


                      WHERE YOU CAN FIND MORE INFORMATION

               We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the Commission's home page at http://www.sec.gov.

               This prospectus constitutes part of a Registration Statement on Form S-3 filed with the Commission under the Securities Act of 1933 (the "Securities Act"). It omits some of the information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to RCN Corporation and the shares of common stock offered hereby. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission is not necessarily complete, and in each instance reference is made to the copy of the document filed.

               The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

      (a) Annual Report on Form 10-K for the year ended December 31, 1997, as amended (the "RCN 10-K");

      (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "RCN March 10-Q");

      (c) Current Report on Form 8-K dated May 8, 1998 (the "RCN May 8-K");

      (d) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "RCN June 10-Q"); and

      (e) Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the "RCN September 10-Q")

               You may request a copy of these filings at no cost, by writing or telephoning the office of Valerie Haertel, RCN Corporation, 105 Carnegie Center, Princeton, N.J. 08540-6215, telephone number (609) 734-3700.

                  SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

               This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about RCN Corporation, including, among other things:

   o  plans to develop networks and upgrade facilities;
   o  opportunities presented by target markets;
   o plans to connect certain wireless video, resale telephone and Internet service customers to advanced fiber optic networks;
   o  development of existing businesses;
   o  current and future markets for services and products;
   o  anticipated capital expenditures;
   o  impact of the Year 2000 issue;
   o  anticipated sources of capital; and
   o effects of regulatory reform and competitive and technological developments.

               We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                    SUMMARY

               This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision.
Unless the context indicates otherwise, the words "RCN", "the Company", "we", "our", "ours" and "us" refer to RCN Corporation and its subsidiaries and joint ventures (including unconsolidated entities).

               We provide a wide range of telecommunications services through high speed, high capacity advanced fiber optic networks. Our current services include local and long distance telephone, video programming and data services (including high speed Internet access), which we provide primarily to residential customers in selected markets with high levels of population density and favorable demographics. Our strategy is to become the leading single-source provider of voice, video and data services to residential customers in each of our markets by offering individual or bundled service options, superior customer service and competitive prices. We intend to leverage our customer base through strategic alliances and opportunistic development of complementary products. In addition, we intend to leverage excess capacity in our fiber optic networks by providing services to commercial customers located on or near our networks. As a result of recent acquisitions and internal growth, we are a leading regional Internet service provider in the Boston to Washington, D.C. corridor. Our Internet businesses have recently been integrated under the brand name "RCN.com."

               Our initial advanced fiber optic networks have been established in selected markets in the Boston to Washington, D.C. corridor, including New York City, Boston and its surrounding communities, and in the Washington, D.C. area. In the Boston and Washington, D.C. markets we operate our advanced fiber optic networks through joint ventures with the Boston Edison Company and Pepco Communications, L.L.C., respectively. We believe that these joint ventures provide us with a number of important advantages including access to rights of way and the use of existing fiber optic facilities, the ability to enter our target markets quickly and efficiently and a reduction in the up-front capital investment required to develop our networks. In addition, our joint venture partners provide access to additional assets, equity capital and established customer bases. We also benefit from our relationship with our largest shareholder, Level 3 Communications, Inc. ("Level 3"), and from the experience gained by certain of our key employees who participated in the operation and development of other telephone, cable television and business ventures, including MFS Communications Company, Inc.

               We continue to construct network facilities within the Boston to Washington, D.C. corridor and have commenced developing advanced fiber optic networks in the San Francisco to San Diego corridor, initially in the San Francisco Bay area. See "Business--West Coast Expansion."

               Because we deliver multiple services, we report the total number of our various revenue generating service connections (for local telephone, video programming and Internet access) rather than the number of customers. The table below demonstrates our growth in total connections and connections attributable to customers connected to advanced fiber optic networks ("On-Net Connections") as well as our progress in developing our network as measured by route miles and homes passed.

                                                As of
                        -------------------------------------------------------
                        12/31/97    3/31/98    6/30/98    9/30/98    12/31/98
                        --------    -------    -------    -------    --------
Connections:
 Voice..............      28,114     44,950     60,480     78,950
 Video..............     239,403    243,157    249,360    255,100
 Data...............         150    370,538    400,148    474,127
   Total............     267,667    658,645    709,988    808,177
                         -------    -------    -------    -------
On-Net Connections..      15,148     20,339     48,212     82,842
Homes Passed........      44,045     63,386    122,977    213,983
Marketable Homes....          --         --    111,187    181,353
Network Route Miles.         406        492        673        980



               Our off-net connections are delivered through a variety of facilities including hybrid fiber/coaxial cable systems and a wireless video system.

Business Strategy

               Our goal is to become the leading provider of communications services to residential customers in our target markets by pursuing the following key strategies:

               o Exploit the "Last Mile" Bottleneck in Existing Local Networks

               o Continued Construction of Advanced Fiber Optic Networks

               o Leverage our Network and Customer Base

               o Offer Bundled Voice, Video and Data Services with Quality
                 Customer Service

               o Continue to Utilize Strategic Alliances

Network Development and Financing Plan

               We will require a substantial amount of capital to fund network development and operations, including funding the construction of our advanced fiber optic networks, upgrading our hybrid fiber/coaxial plant and funding operating losses and debt service requirements. We currently estimate that our capital requirements for the period from January 1, 1999 through 2000 will be approximately $1.8 billion, which include capital expenditures of approximately $700 million in 1999 and approximately $1 billion in 2000.
These capital expenditures will be used principally to fund the buildout of our fiber optic network in high density areas in the Boston, New York and Washington, D.C. markets as well as to expand into new markets and to develop IT systems. These estimates are forward-looking statements that are subject to change depending on factors such as circumstances related to construction, timing of receipt of regulatory approvals and opportunities to accelerate network deployment. In addition to our own capital requirements, our joint venture partners are each expected to contribute approximately $275 million in capital to the joint ventures through 2000 in connection with development of the Boston and Washington, D.C. markets.

               After 2000, we will continue to require additional capital for planned increases in network coverage and other capital expenditures, working capital, debt service requirements and anticipated further operating losses. Sources of funding for our further financing requirements may include vendor financing, public offerings or private placements of equity and/or debt securities, and bank loans. We cannot assure you that additional financing will be available to us or, if available, that it can be obtained on a timely basis and on acceptable terms. See "Risk Factors--Further Capital Requirements".

                                  ------------

               Our principal executive offices are located at 105 Carnegie Center, Princeton, New Jersey, 08540, and our telephone number is (609) 734-3700. We maintain a website at www.rcn.com where general information about us is available. Reference to the website shall not be deemed to incorporate the contents of the website into this prospectus.

                                 Risk Factors

               Prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific risk factors set forth under the caption "Risk Factors", beginning on page 11.

                       Summary Pro Forma Financial Data

               The following unaudited summary pro forma financial data include adjustments to our historical statements of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 as if each of the transactions described under "Unaudited Pro Forma Consolidated
Financial Statements" had occurred on the first day of the respective periods. Such adjustments result primarily from changes in our capital structure and accounting for the acquisition of Erols Internet, Inc. The following unaudited pro forma financial data for the respective periods are provided for information purposes only and should not be construed to be indicative of our results of operations or financial condition had such transactions occurred on the dates assumed, may not reflect the results of operations or financial condition which would have resulted had we been operated as a separate, independent company during such period, and are not necessarily indicative of our future results of operations or financial condition.

                                                                                                        Nine Months
                                                                                     Year Ended            Ended
                                                                                    December 31,       September 30,
                                                                                        1997                1998
                                                                                   -------------       -------------
                                                                                         (dollars in thousands)
Statement of Operations Data:
Total Sales...................................................................         $141,273            $151,447
Costs and expenses, excluding depreciation and amortization...................          154,032             185,841
Nonrecurring charges..........................................................           10,000              51,667
Depreciation and amortization.................................................           61,421              58,337
                                                                                       --------             -------
Operating (loss)..............................................................          (84,180)           (144,398)
Interest income...............................................................           14,138              43,232
Interest expense..............................................................         (124,756)            (92,946)
Other (expense) income, net...................................................               82              (1,952)
                                                                                       --------             -------
(Loss) before income taxes....................................................         (194,716)           (196,064)
(Benefit) for income taxes....................................................          (61,794)             (9,923)
                                                                                       --------             -------
(Loss) before equity in unconsolidated entities and minority interest.........         (132,922)           (186,141)
Equity in loss of unconsolidated entities.....................................          (17,224)             (9,871)
Minority interest in loss of consolidated entities............................            7,296              11,545
                                                                                       --------             -------
(Loss) before extraordinary charge............................................        $(142,850)           (184,467)
                                                                                       ========             =======
Other Data:
EBITDA before nonrecurring charges(1).........................................          $(7,882)           $(32,765)
Capital expenditures..........................................................          $90,392            $190,460
Connections (at end of period)................................................          593,646             808,177
Full Time Employees (at end of period)........................................            1,446               2,200

                                                                 Nine Months
                                                               Ended September
                                                                  30, 1998
                                                                 (dollars in
                                                                 thousands)
                                                               ---------------
Balance Sheet Data:
Cash, temporary cash investments and short-term investments.      $1,117,238
Cash restricted for debt service............................          22,650
Total assets................................................       1,890,447
Total long-term debt........................................       1,248,681
Shareholders' equity........................................         401,821



------------
(1) EBITDA represents earnings before interest, depreciation and amortization, and income taxes. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the period and should not be considered as an alternative to cash flows from operating, investing or financing activities as determined in accordance with U.S. GAAP. EBITDA is not a measurement under U.S. GAAP and may not be comparable with other similarly titled measures of other companies.

                     Supplemental Unaudited Financial Data

We conduct portions of our business through joint ventures, including our joint ventures with Boston Edison Company ("BECO") (which is consolidated in our historical results of operations) and with Pepco Communications, L.L.C. ("Pepco Communications") (which is accounted for under the equity method in our historical results of operations). The supplemental unaudited financial information set forth below presents our results of operations as if all domestic joint ventures were fully consolidated (hereinafter referred to as "Pro Forma Total RCN"), and shows the ownership share of our domestic joint venture partners as minority interests. We believe that this supplemental unaudited financial data provides useful disclosure in analyzing our business.

                                                                 Pro Forma Total RCN (as defined above)
                                                ----------------------------------------------------------------
                                                            Year Ended                      Nine Months Ended
                                                           December 31,                       September 30,
                                                ---------------------------------         ----------------------
                                                 1995         1996          1997           1997            1998
                                                ------       ------        ------         ------          ------
Sales:
 Voice.....................................       $237         $830        $4,007         $1,869         $15,963
 Video.....................................     65,699       87,470       103,371         76,896          83,389
 Data......................................         --            4            41             25          47,520
 Commercial and other......................     26,061       16,606        19,878         13,064          24,258
Total sales................................     91,997      104,910       127,297         91,854         171,130
Costs and expenses, excluding
 depreciation and amortization:
 Direct expenses...........................     39,604       35,226        51,757         35,113          76,719
 Operating, selling, general and
  administrative...........................     35,399       43,881        83,422         56,070         127,176
EBITDA before nonrecurring charges.........     16,994       25,803        (7,882)           671         (32,765)
Depreciation and amortization..............     22,336       38,881        53,205         39,135          71,813
Nonrecurring charges.......................         --           --        10,000         10,000          51,667
Operating (loss)...........................     (5,342)     (13,078)      (71,087)       (48,464)       (156,245)
Interest income............................     29,001       25,602        22,824         13,442          43,808
Interest expense...........................    (16,517)     (16,046)      (25,602)       (10,460)        (80,811)
Other income (expense), net................       (304)        (546)          131            229          (1,978)
(Loss) income before income taxes..........      6,838       (4,068)      (73,734)       (45,253)       (195,226)
(Benefit) provision for income taxes.......      1,119          979       (20,849)       (11,907)         (9,923)
(Loss) income before equity in
 unconsolidated entities, minority
 interest and extraordinary item...........      5,719       (5,047)      (52,885)       (33,346)       (185,303)
Equity in loss of unconsolidated entities..     (3,461)      (2,282)       (3,698)        (2,650)         (2,008)
Minority interest in loss (income) of
 consolidated entities.....................       (144)       1,340         7,402          3,931          17,704
(Loss) income before extraordinary
    item...................................      2,114       (5,989)      (49,181)       (32,065)       (169,607)
Extraordinary charge-- debt
 prepayment penalty........................         --           --        (3,210)        (3,210)             --
Net (loss) income..........................     $2,114      $(5,989)     $(52,391)      $(35,275)      $(169,607)



                                                              Pro forma Total RCN (as previously defined)
                                                   -----------------------------------------------------------------
                                                                                                 Nine Months Ended
                                                         Year Ended December 31,                    September 30,
                                                   ------------------------------------       ----------------------
                                                    1995            1996          1997         1997            1998
                                                   ------          ------        ------       ------          ------
Balance sheet data:
Cash, temporary cash investments and
 short-term investments........................   $158,485        $108,674      $638,513     $183,337      $1,117,238
Property, plant and equipment..................    173,373         220,357       307,759      273,960         533,250
Accumulated depreciation.......................     71,293          84,529       107,419      101,544         152,293
Net property, plant and equipment..............    102,080         135,828       200,340      172,416         380,957
Long-term debt (including current portion).....    161,000         131,250       686,103      110,000       1,248,681

                Summary Historical Consolidated Financial Data

                The table below sets forth our selected historical consolidated financial data. This data reflects periods during which RCN Corporation did not operate as an independent company and, accordingly, certain assumptions were made in preparing such data. Therefore, such data may not reflect the results of operations or the financial condition which would have resulted if we had operated as a separate, independent company during such periods, and are not necessarily indicative of our future results of operations or financial condition.

               The selected historical consolidated financial data as of December 31, 1995 are derived from our audited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial data as of September 30, 1997 are derived from our unaudited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial data for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997 and 1996 are derived from and should be read in conjunction with our audited historical consolidated financial statements (the "Financial Statements") incorporated herein by reference to the RCN 10-K. The selected historical consolidated financial data for the nine month periods ended September 30, 1997 and 1998 and as of September 30, 1998 are derived from and should be read in conjunction with our unaudited historical consolidated financial statements incorporated herein by reference to the RCN September 10-Q.

                                                                                                        Nine Months Ended
                                                              Year Ended December 31,                     September 30,
                                                         ---------------------------------            ---------------------
                                                          1995         1996          1997              1997           1998
                                                         ------       ------        ------            ------         ------
Statement of Operations Data:
Total Sales........................................     $91,997     $104,910      $127,297            $91,854       $148,118
Costs and expenses, excluding depreciation and
 amortization......................................      75,003       79,107       134,967             91,183        182,632
Nonrecurring charges(1)............................          --           --        10,000             10,000         51,667
Depreciation and amortization......................      22,336       38,881        53,205             39,135         57,199
                                                        -------      -------       -------            -------       --------
Operating (loss) income............................      (5,342)     (13,078)      (70,875)           (48,464)      (143,380)
Interest income....................................      29,001       25,602        22,824             13,442         43,232
Interest expense...................................     (16,517)     (16,046)      (25,602)           (10,460)       (80,811)
Other (expense) income, net........................        (304)        (546)          131                229         (1,947)
(Benefit) provision for income taxes...............       1,119          979       (20,849)           (11,907)        (9,923)
Equity in loss of unconsolidated entities..........      (3,461)      (2,282)       (3,804)            (2,650)        (8,169)
Minority interest in loss (income) of consolidated
 entities..........................................        (144)       1,340         7,296              3,931         11,545
Extraordinary charge- debt prepayment penalty,
 net of tax of $1,728..............................          --           --        (3,210)            (3,210)            --
Net (loss) income..................................      $2,114      $(5,989)     $(52,391)          $(35,275)     $(169,607)
                                                        =======      =======      ========           ========      =========

                                       9

                                                                                                        Nine Months Ended
                                                              Year Ended December 31,                     September 30,
                                                         ---------------------------------            ---------------------
                                                          1995         1996          1997              1997           1998
                                                         ------       ------        ------            ------         ------
Balance Sheet Data (at end of period):
Cash, temporary cash investments and short-term
 investments.......................................     $158,485     $108,674      $638,513          $183,337     $1,117,238
Cash restricted for debt service...................           --           --        22,500                --         22,650
Total assets.......................................      649,610      628,085     1,150,992           598,679      1,890,447
Long-term debt.....................................      135,250      131,250       686,103           110,000      1,248,681
Shareholders' equity...............................      394,069      390,765       356,584           373,760        401,821
Other Data:
EBITDA before nonrecurring charges(2)..............       16,994       25,803        (7,670)              671        (34,514)
Cash Provided by
 (Used in):
Operating Activities...............................       48,559       23,831         1,661               202         28,046
Investing Activities...............................     (146,203)      (9,377)     (475,860)          (21,270)      (478,013)
Financing Activities...............................      (31,203)       9,391       635,266           142,562        666,874


----------
(1) Nonrecurring charges in 1997 represent costs of $10,000 incurred with respect to the termination of a marketing services agreement related to
    RCN's wireless video services, and in 1998 represent nonrecurring costs of $51,667 of acquisition of in-process technology relating to the acquisitions of UltraNet and Erols.

(2) EBITDA before nonrecurring charges represents earnings before interest, depreciation and amortization, and income taxes. Because of the capital intensive nature of the business and resulting large non-cash charges for depreciation, EBITDA is commonly used in the communications industry by management, investors, and analysts to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the period and should not be considered as an alternative to cash flows from operating, investing or financing activities as determined in accordance with U.S. GAAP. EBITDA is not a measurement under U.S.
    GAAP and may not be comparable with other similarly titled measures of other companies. Certain of the Company's debt agreements contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations. Certain of such covenants are based on EBITDA performance measures.

                                 RISK FACTORS

               In addition to the other information contained in this prospectus, you should carefully review the following factors.

Limited Operating History; Negative Cash Flow; Operating Losses

               We have only recently begun operating a voice, video and data services business and, accordingly, this business has a limited operating history upon which investors may base an evaluation of its performance. In connection with entering this business, we have incurred operating and net losses and negative cash flows and expect to continue to do so for the next five to seven years as we expand our network and customer base. The extent to which we continue to experience negative cash flow in the future will be affected by a variety of factors including:

   o  the pace of entry into new markets;
   o  the time and expense required for building out our planned network;
   o  our success in marketing services;
   o  the intensity of competition; and
   o  the availability of additional capital to pursue our business plans.

               We had operating losses after depreciation and amortization and nonrecurring charges of $70,875,000, $13,078,000 and $5,342,000 for the years ended December 31, 1997, 1996 and 1995 and $143,380,000 for the nine months ended September 30, 1998. We can not assure you that we will achieve or sustain profitability or positive cash flows from operating activities in the future.

Further Capital Requirements

               We expect that we will require a substantial amount of capital to fund the network development and operations in our target markets, including funding the development of our advanced fiber optic networks, upgrading our hybrid fiber/coaxial plant and funding operating losses and debt service requirements. We currently estimate that our capital requirements for the period from January 1, 1999 through 2000 will be approximately $1.8 billion, which include capital expenditures of approximately $700 million in 1999 and approximately $1 billion in 2000. These estimates are forward-looking statements that are subject to change depending on factors such as circumstances related to construction, timing of receipt of regulatory approvals and opportunities to accelerate network deployment. Additional funds will be required to fund operating losses during this period. We are accelerating our capital expenditure program due to deployment of our fiber optic network ahead of schedule, recent acquisitions of several Internet service providers and the anticipated development of new markets outside the Boston to Washington, D.C. corridor. These capital expenditures do not include amounts to be funded by our joint venture partners in connection with the Boston and Washington, D.C. joint ventures. We are obligated to fund our portion of any capital contributions required by the joint ventures' annual budget or capital contribution schedule. Failure by our joint venture partner(s) to make anticipated capital contributions could have a material adverse effect on our company.

               Before any additional financing, we expect to have sufficient liquidity to meet our capital requirements into the second quarter of 2000. Our principal sources of liquidity are our cash and temporary cash investments (approximately $439.8 million at September 30, 1998) and short-term investments (approximately $668 million at September 30, 1998). Our cash balances and short term investments were funded by aggregate net proceeds of approximately $1,161 million from three offerings of debt and equity securities completed between October 1997 and June 1998. At September 30, 1998, our only committed source of available borrowing was $20 million available under the credit agreement (the "Credit Agreement") dated as of July 1, 1997 between certain of our subsidiaries and a group of lenders for whom First Union National Bank acts as agent.

               The actual timing and amount of capital required for the rollout of our network and to fund operating losses may vary materially from our estimates and additional funds will be required in the event of significant departures from the current business plan, unforeseen delays (including those associated with adverse weather conditions), cost overruns, engineering design changes and other technological risks or to meet other unanticipated expenses. We will continue to require additional capital for planned increases in network coverage and other capital expenditures, working capital, debt service requirements and anticipated further operating losses. The proposed development of new networks in selected markets in the western United States will substantially increase our capital requirements. Our initial network development plan for expansion into our target markets in the western United States will require funding of approximately $350 million (including operating losses) through the year 2000; however, the actual timing and amount of capital required may vary materially from our initial estimates. Sources of funding for our further financing requirements may include vendor financing, public offerings or private placements of equity and/or debt securities, and bank loans. We cannot assure you that additional financing will be available to us or, if available, that it can be obtained on a timely basis and on acceptable terms. Failure to obtain such financing could result in the delay or curtailment of our development and expansion plans and expenditures. Any of these events could impair our ability to meet our debt service requirements and could have a material adverse effect on our business.

Substantial Indebtedness; Effect of Financial Leverage

               We have indebtedness that is substantial in relation to our shareholders' equity and cash flow. As of September 30, 1998, we had an aggregate of approximately $1,249 million of indebtedness outstanding and had the ability to borrow up to an additional $20 million under the Credit Agreement. The Credit Agreement contains customary covenants for facilities of this nature, including covenants limiting debt, liens, investments, consolidations, mergers, acquisition and sales of the assets, payment of dividends and other distributions, making of capital expenditures and transactions with affiliates. As a result of our substantial indebtedness, fixed charges are expected to exceed earnings for the foreseeable future and there can be no assurance that our operating cash flow will be sufficient to pay principal and interest on our various debt securities. In addition, we will require substantial additional indebtedness, particularly in connection with the buildout of our networks and the introduction of telecommunications services to new markets. The extent of our leverage may have the following consequences:


   o limit our ability to obtain necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;
   o require that a substantial portion of our cash flows from operations be dedicated to the payment of principal and interest on our indebtedness and therefore not be available for other purposes;
   o limit our flexibility in planning for, or reacting to, changes in our business;
   o place us at a competitive disadvantage as compared with less leveraged competitors; and
   o  render us more vulnerable in the event of a downturn in our business.

Holding Company Structure; Structural Subordination

               RCN Corporation is a holding company with limited assets that conducts substantially all of its operations through subsidiaries and joint ventures. The securities will be solely obligations of RCN Corporation and no other entity has any obligation, contingent or otherwise, to make any payments in respect of the securities. Accordingly, we will be dependent on dividends and other distributions from subsidiaries and joint ventures to generate the funds necessary to meet our obligations, including the payment of principal and interest on the debt securities. The ability of our subsidiaries and joint ventures to pay dividends to us will be subject to, among other things, the terms of any debt instruments and applicable law. In addition, the terms of our joint ventures require our consent and the consent of our joint venture partner to distribute or advance funds to us. Claims of holders of the debt securities will be effectively subordinated to the indebtedness and other liabilities and commitments of our subsidiaries and joint ventures and our interest in joint ventures will be limited to the extent of our direct or indirect equity interest in such entities. Consequently, in the event of an insolvency, liquidation, reorganization, dissolution or other winding up of our subsidiaries and joint ventures, the ability of our creditors, including holders of the debt securities, will be subject to the prior claims of those entities' creditors, including trade creditors, and any prior or equal claim of any joint venture partner. Any distributions in respect of our equity interests in non-wholly owned subsidiaries or in joint ventures may be expected to be made on a pro rata basis to all equity holders. We expect that a majority of our cash flow in the advanced fiber optic network business will ultimately be derived from our joint venture investments. The indenture under which the debt securities will be issued will permit substantial indebtedness to be incurred by our subsidiaries and joint ventures and does not, except under limited circumstances, require a guarantee by our subsidiaries. In addition, such indenture will permit our subsidiaries and joint ventures to become parties to debt instruments that limit such entities' ability to pay dividends or make distributions to us.

Ability to Manage Growth; Risks Related to Acquisitions

               The expansion and development of our operations (including the construction and development of additional networks) will depend on, among other things, our ability to access markets, design fiber optic network backbone routes, install or lease fiber optic cable and other facilities, including switches, and obtain rights-of-way, building access rights and any required government authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In addition to markets presently being developed, we are continually evaluating other potential markets, both within the Boston to Washington, D.C. corridor and in non-contiguous areas. As is the case in our present markets, we intend to evaluate potential markets in terms of population density and favorable demographics, and to apply a strategy of building network facilities to meet the needs of targeted subscribers in new markets. There can be no assurance that we will be able to expand our existing network or to identify and develop new markets. Furthermore, our ability to manage our expansion effectively will also require us to continue to implement and improve our operating and administrative systems and attract and retain qualified management and professional and technical personnel. If we were not able to manage our planned expansion effectively, it could have a material adverse effect on our company.

               We recently announced our intention to commence developing advanced fiber optic networks in selected high density markets outside of the Boston to Washington, D.C. corridor, initially in the San Francisco Bay Area. The proposed expansion into non-contiguous markets could place additional strain on management resources. Furthermore, although we believe that our experience in the Northeast will provide us with strategic advantages in developing new markets, there can be no assurance that our experience in the Boston to Washington, D.C. corridor will be replicated in the western United States.

               We have experienced significant growth through acquisitions and will continue to consider acquisition opportunities that arise from time to time. Such acquisitions may place a significant strain on our resources, and could subject us to additional expenses during the integration process. For instance, the process of integrating the Internet service provider businesses acquired in 1998 may take a significant period of time and require significant expenditure (including costs to upgrade the systems and controls of these businesses). As a result, we cannot assure you that we will be able to successfully integrate these businesses successfully or in a timely manner.

Rapid Technological Changes

               The telecommunications industry is subject to rapid and significant changes in technology. While we believe that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications networks nor materially hinder our ability to acquire necessary technologies, the effect of technological changes on our business cannot be predicted. There can be no assurance that technological developments in telecommunications will not have a material adverse effect on our company.

Dependence on Strategic Relationships; Terms of Joint Venture Arrangements

               We have entered into a number of strategic alliances and relationships in order to provide us with early entry into the market for telecommunications services. As our network is further developed, we will be dependent on these arrangements to provide the full range of telecommunications service offerings. Our key strategic relationships include:

   o our arrangements with MFS Communications Company, Inc. ("MFS/WorldCom") (a subsidiary of WorldCom, Inc.) to, among other things, lease portions of MFS/WorldCom's fiber optic network in New York City and Boston;
   o the joint venture with BECO under which we have access to BECO's extensive fiber optic network in Greater Boston;
   o the joint venture with Pepco Communications to develop and operate an advanced fiber optic network in the Washington, D.C. market; and
   o our agreement with Level 3 to provide us with access to its cross-country fiber network.

               In addition, any disruption of our relationships or arrangements with incumbent local exchange carriers, such as resale or interconnection agreements, could have a material adverse effect on our company. There can be no assurance that we will successfully negotiate agreements with the incumbent local exchange carrier in new markets or renewals of existing agreements. The failure to negotiate or renew required interconnection and resale agreements could have a material adverse effect on our company.

               The agreements governing our joint ventures with BECO and Pepco Communications contain material provisions for the management, governance and ownership of the Greater Boston and Washington, D.C. businesses, respectively. As a result of these agreements, certain matters beyond our control, such as a change of control or an inability to agree on certain proposed actions, could result in us being forced to sell our interest in the relevant joint venture or buy out the interest of the other joint venturer. In addition, although certain covenants contained in the indentures applicable to our debt securities are applicable to the joint venture companies, neither the joint venture companies nor our joint venture partners are parties to these indentures and accordingly are not bound to comply with their terms. A disagreement with our joint venture partners over certain business actions, including actions related to compliance with these indentures, could impede our ability to conduct our business and give rise to a deadlock event triggering buy/sale provisions in the joint venture agreements.

Competition

               We compete with a wide range of service providers for each of the services that we provide. Virtually all markets for voice, video and data services are extremely competitive, and we expect that competition will intensify in the future. In each of the markets in which we offer voice and video programming services, we face significant competition often from larger, better-financed incumbent local telephone carriers and cable companies, and often compete directly with incumbent providers which have historically dominated their respective local telephone and cable television markets.

               Other new technologies may become competitive with services that we offer. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may also create significant new competitors. We cannot predict whether competition from such developing and future technologies or from such future competitors will have a material impact on our operations.

Regulation

               The telephone and video programming transmission services which we offer are subject to federal, state, and local government regulation which are subject to change. These regulations often have a direct or indirect impact on the costs of operating our networks, and therefore the profitability of our services. We cannot assure you that we will be able to obtain or retain all necessary authorizations needed to construct advanced fiber optic network facilities in order to convert our wireless video subscribers to an advanced fiber optic network. In addition, it is possible that changes in existing regulations could have an adverse impact on our business.

Ability to Procure Programming Services

               Our video programming services are dependent upon management's ability to procure programming that is attractive to our customers at reasonable commercial rates. We are dependent upon third parties for the development and delivery of programming services. These programming suppliers charge us for the right to distribute the channels to our customers. The costs to us for programming services is determined through negotiations with these programming suppliers. Management believes that the availability of sufficient programming on a timely basis will be important to our future success. We cannot assure you that we will have access to programming services or that management can secure rights to such programming on commercially acceptable terms.

Risks Relating to Provision of Internet Services

               Evolving Industry Standards; Contractual Arrangements. New industry standards have the potential to replace or provide lower-cost alternatives to existing services. The adoption of such new industry standards could render our existing services obsolete and unmarketable or require reduction in the fees charged for services. Internet service providers participate in the Internet through contractual "transit agreements" and "peering arrangements" with Internet companies. These contractual arrangements are not subject to regulation and could be subject to revision in terms, conditions or costs over time.

               Constraints on Capacity and Supply of Equipment. Our ability to provide Internet service will depend in part on our ability to provide sufficient capacity, both at the level of particular point of presence (affecting only subscribers attempting to use that point of presence) and in connection with system-wide services (such as e-mail and news services, which can affect all subscribers). In addition, we will be dependent in part on the availability of equipment such as modems, servers and other equipment. Any shortage of such equipment or capacity of servers could result in a strain on incoming access lines during peak times, causing busy signals and/or delays for subscribers.

               Reliance on Network Infrastructure; Risk of System Failure; Security Risks. Internet network infrastructure is vulnerable to computer viruses and other similar disruptive problems. Computer viruses and other problems could lead to interruptions of, delays in, or cessation of service by us, as well as corruption of our or our subscribers' computer systems. In addition, we cannot assure you that subscribers or others will not assert claims of liability against us as a result of events such as computer viruses, other inappropriate uses or security breaches.

               Reciprocal Compensation. Our interconnection agreements with Bell Atlantic and other incumbent local exchange carriers entitle us, among other things, to collect reciprocal compensation payments from the incumbent local exchange carriers for local telephone calls terminating on our facilities (as well as obligating us to make similar payments for outbound local calls we deliver to the incumbent local exchange carriers). However, Bell Atlantic and other incumbent local exchange carriers have claimed that these payments should not apply to calls terminating at Internet service provider ("ISP") points of presence, based on the argument that Internet traffic is inherently interstate, not local, in nature. We expect to receive large volumes of incoming local calls that will terminate at our ISP points of presence, and believe our telecommunications services subsidiaries should collect reciprocal compensation payments for completing these calls. To date, over 25 state public utility commissions have issued final orders on this issue (some of which are subject to court appeals), and every such order has affirmed that local calls to ISPs are subject to reciprocal compensation. In the regions we are focusing on, the California, Massachusetts, New York, Pennsylvania, Maryland, and Virginia public utility commissions have issued such orders. However, the FCC has announced a plan to release a decision of nationwide scope on this issue in January 1999, and we cannot assure you that this decision will be favorable to our interests. In addition, we cannot assure you that the current reciprocal compensation arrangements will be renewed on their existing terms when they expire (in most cases, in mid-1999).

               State and Local Taxes on Internet Services. We are currently subject to certain state and local taxes on certain of our telecommunications, data and Internet access services. We may become subject to additional state and local taxes on such services as we continue to expand and develop more services to customers throughout the United States and as more state and local taxing authorities become familiar with such services.

               Government Regulation and Legal Uncertainties. Few laws or regulations are directly applicable to access or commerce on the Internet. However, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations and, as a result, a number of laws or regulations may be adopted with respect to Internet user privacy, taxation, infringement, pricing, quality of products and services and intellectual property ownership. It is also uncertain as to how existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret, obscenity and defamation. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn have a material adverse effect on our Internet business.

Control by Level 3 Telecom Holdings, Inc.; Conflicts of Interest

               Level 3 Telecom beneficially owns approximately 46% of the common stock of RCN Corporation. Consequently, Level 3 Telecom effectively has the power to elect a majority of our directors and to determine the outcome of substantially all matters to be decided by a vote of shareholders. This may tend to deter non-negotiated tender offers or other efforts to obtain control of our company and thereby deprive shareholders of opportunities to sell shares at prices higher than those prevailing in the market. Moreover, a disposition by Level 3 Telecom of a significant portion of RCN Corporation's common stock, or the perception that such a disposition may occur, could affect the trading price of such common stock and could affect the control of our company. The common stock of Level 3 Telecom is owned 90% by Level 3 and 10% by David C. McCourt, the Chairman and Chief Executive Officer of RCN Corporation. Mr. McCourt has been a member of the Board of Directors and President of Level 3 Telecom since September 1992. Based upon a review of documents filed with the SEC, we believe that as of September 30, 1998, 24.2% of the common stock of Level 3 was owned by directors and executive officers thereof, five of whom (Walter Scott, Jr., Richard R. Jaros, David C. McCourt, James Q. Crowe and Michael B. Yanney) are executive officers or directors of RCN Corporation. The remaining shares of Level 3 common stock are owned by other persons, none of whom own more than 5% of outstanding shares.

               As a result of the September 30, 1997 spin-off of shares of RCN Corporation to holders of common equity of Commonwealth Telephone, there exist relationships that may lead to conflicts of interest. Level 3 Telecom effectively controls both RCN Corporation and Commonwealth Telephone Enterprises, Inc. ("Commonwealth Telephone"). In addition, the majority of our named executive officers are also directors and/or executive officers of Commonwealth Telephone. Our success may be affected by the degree of involvement of our officers and directors in our business and the abilities of officers, directors and employees in managing both our company and the operations of Commonwealth Telephone. Potential conflicts of interest will be dealt with on a case-by-case basis taking into consideration relevant factors including the requirements of The Nasdaq National Market and prevailing corporate practices.

               On January 12, 1999, we announced that we had entered into an agreement with Level 3, pursuant to which Level 3 agreed to provide us with access to its cross-country fiber network. Although this agreement is designed to reflect one that would have been agreed upon by parties negotiating at arm's length, we cannot assure you that we would not be able to obtain better terms from an unrelated third party.

Absence of Public Market for the Debt Securities and Preferred Stock

               Prior to an offering, there has been no public market for the debt securities and the preferred stock. We cannot assure you that any market will develop for the debt securities or the preferred stock. If the debt securities or the preferred stock are traded after their initial issuance, they may trade at prices that may be higher or lower from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade securities has demonstrated substantial volatility in the prices of securities similar to the debt securities that we may issue hereunder. There can be no assurance that the future market for our debt securities will not be subject to similar volatility.


                                USE OF PROCEEDS

               Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of shares of common stock will be used to fund operating losses and for general corporate purposes.

                                   DIVIDENDS

               RCN anticipates that future revenues will be used principally to support operations and finance growth of the business and, thus, RCN does not intend to declare or pay cash dividends on the common stock in the foreseeable future. The declaration or payment of any cash dividends in the future will be at the discretion of RCN's Board of Directors. The declaration of any dividends and the amount thereof will depend on a number of factors, including RCN's financial condition, capital requirements, funds from operations, future business prospects and such other factors as RCN's Board of Directors may deem relevant. RCN is a holding company and its ability to pay cash dividends is dependent on its ability to receive cash dividends, advances and other payments from its subsidiaries. The credit agreement into which certain subsidiaries of RCN have entered contains restrictions on the payment of dividends by those subsidiaries. In addition, RCN has entered into indentures in connection with its debt securities which restrict RCN's and certain of its subsidiaries' ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the RCN 10-K and the RCN September 10-Q incorporated herein by reference.


                     MARKET PRICE AND DIVIDEND INFORMATION

               The common stock (symbol: "RCNC") currently trades on the Nasdaq National Market.

               The following table sets forth the high and low bid prices per share of the common stock on the Nasdaq National Market and cash dividends declared on the common stock since September 30, 1997:


                                               Common stock(1)
                                        Market Price($)
                                                                   Cash
                                                                 Dividends
                                      High           Low        Declared($)
1997                                 ------         ------      -----------
----
Quarter ending September 30(2).     15 11/16        10 9/16          0
Quarter ending December 31.....     21 1/2          12 1/2           0
1998
----
Quarter ending March 31........     30 5/8          15 7/8           0
Quarter ending June 30.........     29 3/8          19 1/4           0
Quarter ending September 30....     24 5/16         12 3/8           0
Quarter ending December 31.....     25               8 3/4           0

----------

(1) Because common stock was distributed on September 30, 1997 to holders of record of the common stock of Commonwealth Telephone Enterprises, Inc. on September 19, 1997, market price and dividend information have only been set forth for the quarter ending September 30, 1997 and subsequent periods. Common stock information has been restated to reflect the one for one stock dividend declared on March 9, 1998 and paid on April 3, 1998.

(2) The prices reflect the partial period between September 19, 1997 through September 30, 1997. There was no market for the common stock prior to this period.

               The last reported sale price per share of common stock on January 28, 1999, the last practicable date prior to the filing of this prospectus, was $27.00.

               On December 31, 1998, there were approximately 2,795 holders of common stock. On December 31, 1998, 64,920,493 shares of common stock were outstanding.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

               The table below sets forth selected historical consolidated financial data for RCN. Prior to September 30, 1997, RCN operated as part of C-TEC Corporation ("C-TEC"). The historical consolidated financial data presented below reflect periods during which RCN did not operate as an independent company and, accordingly, certain assumptions reflect the results of operations or the financial condition which would have resulted if RCN had operated as a separate, independent company during such periods, and are not necessarily indicative of RCN's future results of operation or financial condition.

               The selected historical consolidated financial data for the years ended December 31, 1994 and 1993 and as of December 31, 1994 and 1993 and September 30, 1997 are derived from RCN's unaudited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial data as of December 31, 1995 are derived from RCN's audited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial data of RCN for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997 and 1996 are derived from and should be read in conjunction with RCN's audited historical consolidated financial statements (the "Financial Statements") incorporated herein by reference to the RCN 10-K. The selected historical consolidated financial data for the nine month periods ended September 30, 1997 and 1998 and as of September 30, 1998 are derived from and should be read in conjunction with RCN's unaudited historical consolidated financial statements incorporated herein by reference to the RCN September 10-Q. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the RCN 10-K and RCN September 10-Q.

                                                                                                           Nine Months Ended
                                                        Year Ended December 31,                              September 30,
                                       -------------------------------------------------------           --------------------
                                        1993        1994        1995        1996         1997             1997          1998
                                       ------      ------      ------      ------       ------           ------        ------

Statement of Operations Data:
Sales                                  $49,504     $59,500     $91,997    $104,910     $127,297          $91,854      $148,118
Costs and expenses, excluding
 depreciation and amortization.....     30,821      49,747      75,003      79,107      134,967           91,183       182,632
Nonrecurring charges(1)............         --          --          --          --       10,000           10,000        51,667
Depreciation and amortization......      9,922       9,803      22,336      38,881       53,205           39,135        57,199
                                        ------      ------      ------      ------       ------           ------       -------
Operating (loss) income............      8,761         (50)     (5,342)    (13,078)     (70,875)         (48,464)     (143,380)
Interest income....................     17,882      21,547      29,001      25,602       22,824           13,442        43,232
Interest expense...................    (17,127)    (16,669)    (16,517)    (16,046)     (25,602)         (10,460)      (80,811)
Other (expense) income, net........      1,195       1,343        (304)       (546)         131              229        (1,947)
(Benefit) provision for income
 taxes.............................        167       2,340       1,119         979      (20,849)         (11,907)       (9,923)
Equity in loss of unconsolidated
 entities..........................         --          --      (3,461)     (2,282)      (3,804)          (2,650)       (8,169)
Minority interest in loss (income)
 of consolidated entities..........        (85)        (95)       (144)      1,340        7,296            3,931        11,545
Extraordinary charge- debt
 prepayment penalty, net of tax
 of $1,728.........................         --          --          --          --       (3,210)          (3,210)           --
Cumulative effect of changes in
accounting principles..............      1,628         (83)         --          --           --               --            --
                                        ------      ------      ------      ------       ------           ------       -------
Net (loss) income..................    $12,087      $3,653      $2,114     $(5,989)    $(52,391)        $(35,275)    $(169,607)
                                        ======      ======      ======      ======       ======           ======       =======
Ratio of earnings to
     fixed charges (2).............      10.11        1.36        1.41        0.75        (1.87)             NA          (1.26)

                                       19

                                                                                                         Nine Months Ended
                                                        Year Ended December 31,                            September 30,
                                       -------------------------------------------------------         --------------------
                                        1993        1994        1995        1996         1997           1997          1998
                                       ------      ------      ------      ------       ------         ------        ------
Balance Sheet Data (at end of
 period):
Total assets.......................   $291,634    $568,586    $649,610    $628,085    $1,150,992       $598,679    $1,890,447
Long-term debt.....................    181,500     154,000     135,250     131,250       686,103        110,000     1,248,681
Shareholders' equity...............     74,329     372,847     394,069     390,765       356,584        373,760       401,821
Other Data:
EBITDA before nonrecurring
 charges(3)........................     18,683       9,753      16,994      25,803        (7,670)           671       (34,514)
Cashed Provided by
 (Used in):
Operating Activities...............        N/A         N/A      48,559      23,831         1,661            202        28,046
Investing Activities...............        N/A         N/A    (146,203)     (9,377)     (475,860)       (21,270)     (478,013)
Financing Activities...............        N/A         N/A     (31,203)      9,391       635,266        142,562       666,874


(1) Nonrecurring charges in 1997 represent costs of $10,000 incurred with respect to the termination of a marketing services agreement related to RCN's wireless video services, and in 1998 represent nonrecurring costs of $51,667 of acquisition of in-process technology relating to the acquisitions of UltraNet and Erols.

(2) The deficiency of earnings to fixed charges is based on income from continuing operations and has been computed on a total enterprise basis.
    Earnings represent income before income taxes, and fixed charges. Fixed charges consist of interest expense and debt amortization costs. The
    Company's earnings were insufficient to cover fixed charges by $73.5 million for the year ended December 31, 1997. The Company's earnings were insufficient to cover fixed charges by $182.9 million for the nine months ended September 30, 1998.

(3) EBITDA before nonrecurring charges represents earnings before interest, depreciation and amortization, and income taxes. Because of the capital intensive nature of the business and resulting large non-cash charges for depreciation, EBITDA is commonly used in the communications industry by management, investors, and analysts to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the period and should not be considered as an alternative to cash flows from operating, investing or financing activities as determined in accordance with U.S. GAAP. EBITDA is not a measurement under U.S. GAAP and may not be comparable with other similarly titled measures of other companies. Certain of the Company's debt agreements contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations.

Supplemental Unaudited Financial Data

               RCN conducts portions of its business through joint ventures, including its joint venture with BECO (which is consolidated in RCN's historical results of operations) and Starpower (which is accounted for under the equity method in RCN's historical results of operations). The supplemental unaudited financial information set forth below presents RCN's results of operations as if all domestic joint ventures were fully consolidated (hereinafter referred to as "Pro Forma Total RCN"), and shows the ownership share of its domestic joint venture partners as minority interests. RCN believes that this supplemental unaudited financial data provides useful disclosure in analyzing its business.

                                                             Pro Forma Total RCN (as defined above)
                                             ---------------------------------------------------------------------
                                                         Year Ended                            Nine Months Ended
                                                        December 31,                             September 30,
                                             ----------------------------------             ----------------------
                                              1995          1996          1997               1997            1998
                                             ------        ------        ------             ------          ------
Sales:
 Voice.................................        $237          $830         $4,007             $1,869         $15,963
 Video.................................      65,699        87,470        103,371             76,896          83,389
 Data..................................          --             4             41                 25          47,520
 Commercial and other..................      26,061        16,606         19,878             13,064          24,258
                                            -------       -------       --------           --------       ---------
Total sales............................      91,997       104,910        127,297             91,854         171,130
Costs and expenses, excluding
 depreciation and amortization:
 Direct expenses.......................      39,604        35,226         51,757             35,113          76,719
 Operating, selling, general and
   administrative......................      35,399        43,881         83,422             56,070         127,176
                                            -------       -------       --------           --------       ---------
EBITDA before nonrecurring charges.....      16,994        25,803         (7,882)               671         (32,765)
Depreciation and amortization..........      22,336        38,881         53,205             39,135          71,813
Nonrecurring charges...................          --            --         10,000             10,000          51,667
                                            -------       -------       --------           --------       ---------
Operating (loss).......................      (5,342)      (13,078)       (71,087)           (48,464)       (156,245)
Interest income........................      29,001        25,602         22,824             13,442          43,808
Interest expense.......................     (16,517)      (16,046)       (25,602)           (10,460)        (80,811)
Other income (expense), net............        (304)         (546)           131                229          (1,978)
                                            -------       -------       --------           --------       ---------
(Loss) income before income taxes......       6,838        (4,068)       (73,734)           (45,253)       (195,226)
(Benefit) provision for income taxes...       1,119           979        (20,849)           (11,907)         (9,923)
                                            -------       -------       --------           --------       ---------
(Loss) income before equity in
 unconsolidated entities, minority
 interest and extraordinary item.......       5,719        (5,047)       (52,885)           (33,346)       (185,303)
Equity in loss of unconsolidated
 entities..............................      (3,461)       (2,282)        (3,698)            (2,650)         (2,008)
Minority interest in loss (income) of
 consolidated entities.................        (144)        1,340          7,402              3,931          17,704
                                            -------       -------       --------           --------       ---------
Loss (income) before extraordinary
    item...............................       2,114        (5,989)       (49,181)           (32,065)       (169,607)
Extraordinary charge-- debt
 prepayment penalty....................          --            --         (3,210)            (3,210)             --
                                            -------       -------       --------           --------       ---------
Net (loss) income......................      $2,114       $(5,989)      $(52,391)          $(35,275)      $(169,607)
                                            =======       =======       ========           ========       =========

                                                        Pro forma Total RCN (as previously defined)
                                             ------------------------------------------------------------------
                                                   Year Ended December 31,                   at September 30,
                                             -----------------------------------          ---------------------
                                              1995           1996          1997            1997           1998
                                             ------         ------        ------          ------         ------
Balance sheet data:
Cash, temporary cash investments and
 short-term investments................     $158,485       $108,674      $638,513        $183,337      $1,117,238
Property, plant and equipment..........     $173,373       $220,357      $307,759        $273,960        $533,250
Accumulated depreciation...............      $71,293        $84,529      $107,419        $101,544        $152,293
Net property, plant and equipment......     $102,080       $135,828      $200,340        $172,416        $380,957
Long-term debt (including current
 portion)..............................     $161,000       $131,250      $686,103        $110,000      $1,248,681


           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

               Prior to September 30, 1997, RCN was operated as part of C-TEC. The following unaudited pro forma consolidated statements of operations set forth the historical statements of operations of RCN for the year ended December 31, 1997 and the nine months ended September 30, 1998 and as adjusted for the following:

               o the September 1997 spin-off transaction whereby C-TEC
                 distributed all of the shares of RCN to the holders of C-TEC common equity;

               o RCN's acquisition in March 1997 of the 19.9% minority
                 interest in Freedom New York LLC that it did not already own;

               o RCN's October 1997 issuance and sale of its 10% Senior Notes and 11 1/8% Senior Discount Notes, both due 2007
                 (together, the "1997 Notes");

               o RCN's acquisition of Erols in February 1998;

               o RCN's February 1998 issuance and sale of its 9.80% Senior
                 Discount Notes due 2008 (the "9.80% Notes"); and

               o RCN's June 1998 issuance and sale of  6,098,355 shares of
                 Common Stock (the "Stock Offering") and its 11% Senior Discount Notes due 2008 (the "11% Notes").

and the related transactions and events described in the notes thereto, as if such transactions and events had been consummated on the first day of each respective period.

               Management believes that the assumptions used provide a reasonable basis on which to present such unaudited pro forma statements of operations. The unaudited pro forma statements of operations should be read in conjunction with the Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the RCN 10-K and RCN September 10-Q.

               The unaudited pro forma statements of operations are provided for information purposes only and should not be construed to be indicative of RCN's results of operations had the spin-off and the transactions and events described above been consummated on the dates assumed, may not reflect the results of operations or financial condition which would have resulted had RCN been operated as a separate, independent company during such period, and are not necessarily indicative of RCN's future results of operations or financial condition.

                              RCN CORPORATION
         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       Year Ended December 31, 1997
      ($ in thousands, except per share amounts and number of shares)

                                                                                         Liberty/        Adjustments
                                                                    Adjustments          Freedom        for the 1997
                                                          RCN           for            Acquisition        Notes and
                                                      Historical      Spin-off         Adjustments       9.8% Notes
                                                      ----------    -----------        -----------      ------------
Sales..............................................     $127,297
Cost and expenses excluding depreciation and
  amortization.....................................      134,967
Nonrecurring charges...............................       10,000
Depreciation and amortization .....................       53,205                         $1,250  (1)
                                                        --------        -------          ------         --------
Operating (loss) income............................      (70,875)            --          (1,250)
Interest income....................................       22,824        $(8,686) (2)
Interest expense...................................      (25,602)        (5,654) (3)                    $(85,179) (4)
                                                                         10,460  (5)
Other (expense) income, net........................          131
                                                        --------        -------          ------         --------
(Loss) income before income taxes..................      (73,522)        (3,880)         (1,250)         (85,179)
(Benefit) for income taxes.........................      (20,849)        (1,358) (6)       (437) (7)     (29,812) (4)
                                                        --------        -------          ------         --------
(Loss) income before equity in unconsolidated
  entities and minority interest...................      (52,673)        (2,522)           (813)         (55,367)
Equity in (loss) of unconsolidated entities........       (3,804)
Minority interest in loss of consolidated entities.        7,296
                                                        --------        -------          ------         --------
(Loss) income before extraordinary charge..........     $(49,181)       $(2,522)          $(813)        $(55,367)
                                                        ========        =======          ======         ========
Unaudited pro forma (loss) before extraordinary
  charge per common share .........................        $(.89)
Weighted average number of common shares and
  common stock equivalents outstanding.............   54,965,716

                                                                                          Adjustments
                                                                                        for the Stock
                                                                      Acquisition        Offering and
                                                        Erols        Adjustments           the 11%
                                                    Historical(8)     For Erols             Notes          Pro Forma
                                                    -------------     -----------       -------------      ---------
Sales..............................................      $36,528       $(22,552) (9)                        $141,273
Cost and expenses excluding depreciation and
  amortization.....................................       49,829        (30,764) (9)                         154,032
Nonrecurring charges...............................                                                           10,000
Depreciation and amortization .....................        6,360            606  (10)                         61,421
                                                        --------        -------          --------          ---------
Operating (loss) income............................      (19,661)         7,606                --            (84,180)
Interest income....................................                                                           14,138
Interest expense...................................         (162)           100          $(18,719) (13)     (124,756)

Other (expense) income, net........................          (49)                                                 82
                                                        --------        -------          --------          ---------
(Loss) income before income taxes..................      (19,872)         7,706           (18,719) (13)     (194,716)
(Benefit) for income taxes.........................                      (9,338) (11)                        (61,794)
(Loss) income before equity in unconsolidated
  entities and minority interest...................      (19,872)        17,044           (18,719)          (132,922)
Equity in (loss) of unconsolidated entities........                     (13,420) (9)                         (17,224)
Minority interest in loss of consolidated entities.                                                            7,296
                                                        --------        -------          --------          ---------
(Loss) income before extraordinary charge..........     $(19,872)        $3,624          $(18,719)         $(142,850)
                                                        ========        =======          ========          =========
Unaudited pro forma (loss) before extraordinary
  charge per common share .........................                                                           $(2.52)
Weighted average number of common shares and
  common stock equivalents outstanding.............                   1,730,648  (12)                     56,696,364

         See Notes to Unaudited Pro Forma Statement of Operations

                              RCN CORPORATION
         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   Nine Months Ended September 30, 1998
      ($ in thousands, except per share amounts and number of shares)

                                                                              Adjustments for
                                                                              the 1997 Notes            Erols
                                                                   RCN       Offering and the         Historical
                                                               Historical       9.8% Notes        1/1/98-2/28/98(8)
                                                               ----------    ----------------     -----------------
Sales.......................................................     $148,118                               $8,700
Cost and expenses, excluding depreciation and amortization..      182,632                                8,388
Nonrecurring acquisition costs: In-process technology.......       51,667                                   --
Depreciation and amortization...............................       57,199                                1,478
                                                                  -------          -------             -------
Operating (loss) income.....................................     (143,380)              --              (1,166)
Interest income.............................................       43,232                                   --
Interest expense............................................      (80,811)         $(3,492) (4)           (164)
Other (expense), net........................................       (1,947)                                  (5)
                                                                  -------          -------             -------
(Loss) income before income taxes...........................     (182,906)          (3,492)             (1,335)
(Benefit) for income taxes..................................       (9,923)              --                  --
                                                                  -------          -------             -------
(Loss) income before equity in unconsolidated entities and
                minority interest...........................     (172,983)          (3,492)             (1,335)
Equity in (loss) of unconsolidated entities.................
                                                                   (8,169)                                  --
Minority interest in loss of consolidated entities..........       11,545
                                                                  -------          -------             -------
Net loss....................................................    $(169,607)         $(3,492)           $ (1,335)
                                                                 ========          =======             =======
Unaudited pro forma net loss per average common shares......    $   (2.83)
Weighted average number of common shares and common
                stock equivalents outstanding...............   59,905,854


                                                                                   Adjustments for
                                                                  Acquisition         the Stock
                                                                  Adjustments     Offering and the
                                                                   for Erols          11% Notes        Pro Forma
                                                                  -----------     ----------------     ---------
Sales.......................................................      $(5,371) (9)                         $151,447
Cost and expenses, excluding depreciation and amortization..       (5,179) (9)                          185,841
Nonrecurring acquisition costs: In-process technology.......           --                                51,667
Depreciation and amortization...............................         (340) (10)                          58,337
                                                                  -------            -------            -------
Operating (loss) income.....................................          148                 --           (144,398)
Interest income.............................................                                             43,232
Interest expense............................................          101            $(8,580) (13)      (92,946)
Other (expense), net........................................           --                                (1,952)
                                                                  -------            -------            -------
(Loss) income before income taxes...........................          249             (8,580) (13)     (196,064)
(Benefit) for income taxes..................................           --  (11)                          (9,923)
                                                                  -------            -------            -------
(Loss) income before equity in unconsolidated entities and
                minority interest...........................          249             (8,580) (13)     (186,141)
Equity in (loss) of unconsolidated entities.................       (1,702) (9)                           (9,871)
Minority interest in loss of consolidated entities..........                                             11,545
                                                                  -------            -------            -------
Net loss....................................................     $ (1,453)           $(8,580)         $(184,467)
                                                                  =======            =======            =======
Unaudited pro forma net loss per average common shares......                                          $   (3.08)
Weighted average number of common shares and common
                stock equivalents outstanding...............                                         59,905,854

         See Notes to Unaudited Pro Forma Statement of Operations

                              RCN CORPORATION
                 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                          STATEMENT OF OPERATIONS
                          (dollars in thousands)

               The Unaudited Pro Forma Consolidated Statement of Operations assumes that RCN was an autonomous entity rather than a wholly owned subsidiary of C-TEC for the periods shown. The pro forma adjustments, as described below, are keyed to the corresponding amounts shown in the relevant statement. All share and per share data of RCN common stock have been restated to reflect the stock dividend paid in April 1998.

               (1) Adjustment to reflect the additional depreciation and amortization of $1,250 in 1997 resulting from the acquisition of the minority interest of Freedom New York LLC ("Freedom") in March 1997 and to present the information as if the acquisition of the minority interest of Freedom had occurred at the beginning of 1997. See Note 4 to the Consolidated Financial Statements in the RCN 10-K.

           A summary of the transaction is as follows:

          Cash paid                             $30,000
          Reduction of
               minority interest                 (3,812)
                                                 ------
          Fair value of
          assets acquired                       $26,188
                                                 ======

   The fair value of assets acquired was allocated to goodwill with an amortization period of six years.

               (2) Adjustment to eliminate interest income of $8,686 for the year ended December 31, 1997, and related income taxes of $(3,040) on outstanding intercompany notes payable owed to RCN of which $110,000 was repaid and the remaining balance was treated as capital contributions from RCN to the borrower.

               (3) Adjustment to reflect interest expense and amortization of debt issuance costs of $5,654 for the year ended December 31, 1997, and related income taxes of $(1,979) on new third party debt of $110,000 which was incurred. The interest rate on the debt is based on either a LIBOR or Base Rate Option, at the election of RCN. A 1/8% change in interest rates would result in a change in annual interest expense of approximately $138.

               (4) Adjustment to reflect interest expense and amortization of debt issuance costs related to the issuance of the 1997 Notes and 9.8% Notes aggregating $3,492 and $85,179 for the nine months ended September 30, 1998 and for the year ended December 31, 1997, respectively, and related income taxes of $29,812 for the year ended December 31, 1997. A pro forma adjustment was not assumed for income tax benefits associated with the pro forma adjustment for additional interest expense for the nine months ended September 30, 1998 because the realization of such benefit would be uncertain. Interest expense on the 1997 Notes is already included in RCN's historical results for the entire nine months ended September 30, 1998, therefore the pro forma adjustment is correspondingly lower than the ratable portion of the adjustment for the year ended December 31, 1997.

               (5) Adjustment to eliminate interest expense and amortization of debt issuance costs of $10,460 for the year ended December 31, 1997, and related income taxes of $3,661 on existing outstanding third party debt that was repaid and on outstanding intercompany notes payable owned by RCN which were treated as capital contributions to RCN from the borrower.

               (6) Income tax effects for the adjustments relating to the spin-off are summarized as follows:

                                                                                                   Year Ended
                                                                                                   December 31,
                                                                                                      1997
                                                                                                    Benefit
                                                                                                   (Provision)
Elimination of interest expense and amortization of debt issuance costs on existing
 outstanding third party debt (see Note 5)........................................................     $3,661
Incurrence of interest expense and amortization of debt issuance costs on new third party
 debt (see Note 3)................................................................................     (1,979)
Elimination of interest income on outstanding intercompany notes (see Note 2).....................     (3,040)
                                                                                                      -------
 Total............................................................................................    $(1,358)
                                                                                                      =======





               (7) Adjustments to income taxes of $(437) relating to additional depreciation and amortization in 1997 due to the acquisition of a 19.9% minority interest in Freedom in March 1997.

               (8) On February 20, 1998, RCN completed the acquisition of Erols, Washington, D.C.'s largest Internet service provider, for $29,200 in cash, 1,730,648 newly issued shares of RCN common stock plus the assumption and repayment of $5,100 of debt. Additionally, RCN converted approximately 999,000 stock options for Erols common stock into options to purchase 699,104 shares of RCN common stock at an average exercise price of $3.424 per share. RCN accounted for this transaction under the purchase method of accounting and accordingly, the financial statements of Erols are not consolidated with RCN's historical financial statements as of and for the year ended December 31, 1997. In 1998, the financial results of Erols also are not consolidated with RCN's historical financial statements for the period prior to February 20, 1998. The financial information relating to Erols was provided by Erols.

   A summary of the transaction is as follows:

Cash paid (including out of pocket expenses of
   approximately $1,400 and repayment of debt
   of approximately 5,100)........................     $36,000
Fair value of RCN stock issued....................      45,000
Liabilities assumed...............................      55,000
                                                       -------
Fair value of assets acquired.....................    $136,000
                                                       =======


   A fair value of assets acquired was preliminarily allocated as follows:

Contributing to joint venture.....................     $77,000
In-process technology.............................      35,000
Property, plant & equipment.......................       4,000
Current Assets....................................       2,000
Other Assets......................................       1,000
Intangible Assets.................................      17,000
                                                       -------
                                                      $136,000
                                                       =======


               Because the fair value study is still in progress, allocation to specific intangible assets is not possible at this time. However, because of the nature of the business acquired, the Company believes that such intangible assets will primarily include customer lists, goodwill and work force.

               (9) Such adjustments include a pro forma allocation of historical operating results of Erols to the joint venture with PEPCO (see below) based upon the relationship of the number of subscribers expected to be contributed to the joint venture to the total number of subscribers acquired in the merger. RCN's share of such operating results, including the depreciation and amortization effects of the allocation of a portion of the total purchase price to the joint venture, representing the assumed value of the subscribers to be contributed to the joint venture, are included in the adjustment for "equity in (loss) of unconsolidated entities."

               A subsidiary of RCN is a party to a joint venture with a subsidiary of PEPCO, to provide the greater Washington, D.C. area residents and businesses local and long-distance telephone, cable television, and Internet services as a package from a single source. As a result of this joint venture, RCN expects to contribute to the joint venture the subscribers acquired in the merger with Erols which are located in the relevant joint venture market. The joint venture partners of Starpower are currently negotiating the terms of such contribution. The value of such contribution for accounting purposes is estimated to be approximately $51,937. The joint venture is accounted for under the equity method of accounting. Additionally, RCN expects that Starpower will assume the liability for the unearned revenue related to the subscribers contributed to Starpower.

               (10) Such adjustment reflects the change in depreciation and amortization for the effect of the fair value adjustment of the net assets of Erols acquired. Amortization of such excess over a five-year period has been assumed, although a shorter life may result based on the study discussed below. A one year change in the amortization period is expected to result in corresponding changes in depreciation and amortization of approximately $5,000 and equity in unconsolidated entities (joint venture with PEPCO described in Note 9) of approximately $15,000. Also, as discussed below, at least $35,478 is expected to be allocated to certain in-process technology projects which has resulted in a ratable reduction of pro forma amortization expense. RCN allocated the purchase price for Erols (see Note 8) on the basis of the fair market value of the assets acquired and liabilities assumed. RCN has undertaken a study to determine such fair market values, including in-process technology. Such fair market values may differ from the allocations assumed in the pro forma financial statements. The impact on deferred tax balances was included in the above-referenced fair value adjustments. Erols' historical property, plant and equipment has been adjusted to its estimated fair value based upon its depreciated cost. The remaining excess of consideration over the historical book value of Erols net assets acquired has been preliminarily allocated to subscriber base, goodwill and other intangible assets. The amounts preliminarily allocated to subscriber base, goodwill and other intangible assets have been ratably reduced by the portion of the purchase price preliminarily allocated to in-process technology of at least $35,478, which was recognized as a charge for the six months ended June 30, 1998. The final allocation to in-process technology may differ from the preliminary estimate and an adjustment may occur.

               (11) A pro forma adjustment was not assumed for income tax benefits associated with the pro forma adjustments for the historical results of operations of Erols because the realization of such benefit would be uncertain.

               (12) Represents adjustment for shares to be issued in connection with the acquisition of Erols. (See Note 8.)

               (13) Adjustment to reflect interest expense and amortization of debt issuance costs related to the issuance of the 11% Notes aggregating $8,580 and $18,719 for the nine months ended September 30, 1998 and for the year ended December 31, 1997, respectively. Pro forma adjustments were not assumed for income tax benefits associated with the pro forma adjustments for additional interest expense because the realization of such benefits would be uncertain.

                                   BUSINESS

Overview

               We provide a wide range of telecommunications services through high speed, high capacity advanced fiber optic networks. Our current services include local and long distance telephone, video programming and data services (including high speed Internet access), which we provide primarily to residential customers in selected markets with high levels of population density and favorable demographics. Our strategy is to become the leading single-source provider of voice, video and data services to residential customers in each of our markets by offering individual or bundled service options, superior customer service and competitive prices. We intend to leverage our customer base through strategic alliances and opportunistic development of complementary products. In addition, we intend to leverage excess capacity in our fiber optic networks by providing services to commercial customers located on or near our networks. As a result of recent acquisitions and internal growth, we are a leading regional Internet service provider in the Boston to Washington, D.C. corridor. Our Internet businesses have recently been integrated under the brand name "RCN.com."

               Our initial advanced fiber optic networks have been established in selected markets in the Boston to Washington, D.C. corridor, including New York City, Boston and its surrounding communities and in the Washington, D.C. area. In the Boston market we operate our advanced fiber optic network through a joint venture with BECO. The venture is managed and 51% owned by us and is accounted for on a consolidated basis. In the Washington, D.C. market, we are developing an advanced fiber optic network through a joint venture named Starpower with Pepco Communications, an indirect wholly owned subsidiary of PEPCO. Starpower is owned 50% by us and 50% by Pepco Communications and is accounted for under the equity method of accounting. We believe that these joint ventures provide us with a number of important advantages including access to rights of way and the use of existing fiber optic facilities, the ability to enter our target markets quickly and efficiently and a reduction in the up-front capital investment required to develop our networks. In addition, our joint venture partners provide access to additional assets, equity capital and established customer bases. We also benefit from our relationship with our largest shareholder, Level 3, and from the experience gained by certain of our key employees who participated in the operation and development of other telephone, cable television and business ventures, including MFS Communications Company, Inc.

               Because we deliver multiple services, we report the total number of our various service connections (for local telephone, video programming and Internet access) rather than the number of customers. See "--RCN Services--Connections." As of December 31, 1998, we had approximately connections which were delivered through a variety of owned and leased facilities including hybrid fiber/coaxial cable systems, a wireless video system and advanced fiber optic networks. As of that date, we had
approximately           total connections attributable to customers connected
to advanced fiber optic networks ("on-net" connections) and had approximately connections attributable to customers served through other facilities ("off-net" connections). See "--RCN Services." Approximately
     of our           Internet service connections were acquired during 1998.
See "--Recent Acquisition Transactions."

               Our extensive operating experience in both the telephone and video industries and in the design and development of telecommunications facilities provides us with expertise in systems operation and development, an established infrastructure for customer service and billing for both voice and video services and established relationships with providers of equipment and video programming. In addition, our management team and board of directors benefit from experience gained in connection with the management of C-TEC, which prior to September 30, 1997 owned and operated RCN Corporation. C-TEC has 100 years of experience in the telephone business and nearly 25 years of experience in the cable television business. Both C-TEC and certain members of management also have extensive experience in the design and development of advanced telecommunications facilities.

               We seek to exploit competitive opportunities in selected markets where population density, favorable demographics and the aging infrastructure of the incumbent service providers' network facilities combine to create a particularly attractive opportunity to develop advanced fiber optic networks. We continue to construct network facilities within the Boston to Washington, D.C. corridor. We believe that our experience in the Northeast will provide us with a key strategic advantage as we enter markets in the San Francisco to San Diego corridor.

West Coast Expansion

               We recently commenced developing advanced fiber optic networks in selected high density markets outside of the Boston to Washington, D.C. corridor. Our initial west coast network is being developed in the San Francisco Bay Area, a market that benefits from high density, high per capita income and the highest per capita Internet usage in the United States. We have received competitive local exchange carrier ("CLEC") status in California, have obtained an "open video system" ("OVS") certification from the Federal Communications Commission (the "FCC") for the City of San Francisco and surrounding counties and have commenced network development in the San Francisco Bay Area. We also expect our expansion to include selected markets in or near Southern California. As is the case in our existing markets, we intend to focus on high density markets with favorable demographics, and to apply a subscriber-driven investment strategy. We expect to commence offering services in the San Francisco Bay Area in 1999.

Business Strategy

               Our goal is to become the leading provider of communications services to residential customers in our target markets by pursuing the following key strategies:

               Exploit the "Last Mile" Bottleneck in Existing Local Networks:
Existing local networks are typically low capacity, single service facilities without the bandwidth for multiple or new services and revenue streams. Investment in the local network or "last mile" has not generally kept pace with other industry and technological advances. In our target markets, we seek to be the first operator of an advanced fiber optic network offering advanced communications services to residential customers.

               Continued Construction of Advanced Fiber Optic Networks: Our advanced fiber optic networks are designed with sufficient capacity to meet the growing demand for high speed, high capacity, voice, video and data services. Our networks also have a significant amount of excess capacity which will be available for the introduction of new products. We believe that our high capacity advanced fiber optic networks provide us with certain competitive advantages such as the ability to offer bundled services and the opportunity to amortize the cost of our network over multiple revenue streams. In addition, our networks generally provide superior signal quality and network reliability relative to the typical networks of the incumbent service providers.

               Leverage our Network and Customer Base: We are able to leverage our network by delivering a broad range of communications products and by focusing on high density residential markets. This bandwidth capacity and home density allows us to maximize the revenue potential per mile of constructed network. We believe we can further leverage our network capacity and customer base by exploring opportunities to deliver new products and services in the future, including complementary commercial and wholesale products and services.

               Offer Bundled Voice, Video and Data Services with Quality Customer Service: We offer our customers a single-source package of competitively priced voice, video and data services, individually or on a
bundled basis, with quality customer service.   By connecting customers to our
own network, we improve our operating economics and have complete control over our customers' experience with us. We believe that the combination of bundled communications services and quality customer care that we provide is superior to services that are typically available from most incumbent telephone, cable or other service providers.

               Continue to Utilize Strategic Alliances: We have been able to enter markets quickly and efficiently and to reduce the up-front capital investment required to deploy our networks by utilizing strategic alliances with companies such as BECO, Pepco Communications, Level 3, Qwest and MCI/WorldCom. By establishing relationships with these companies, we are able to leverage their existing extensive fiber optic networks and other assets, and our own existing cable television infrastructure, to expedite and reduce the cost of market entry and business development. We will continue to evaluate other strategic alliances in our existing markets and our developing markets.

RCN Services

               RCN provides a wide range of local and long distance telephone, video programming and data services, both individually and in bundled service options.

               RCN provides these services through a range of facilities including its advanced fiber optic networks in New York City, Boston and Washington D.C., a wireless video system in New York City, its hybrid fiber/coaxial cable systems in the states of New York (outside New York City), New Jersey and Pennsylvania, and, on a limited basis, resale local and long distance telephony services.

               Connections. The following table summarizes the development of RCN's subscriber base:

                                                                         As of
                                       --------------------------------------------------------------------------
                                       9/30/97      12/31/97      3/31/98      6/30/98      9/30/98      12/31/98
                                       -------      --------      -------      -------      -------      --------
On-Net Service Connections(1):
 Voice............................        1,909         3,214        4,473       11,428       20,857
 Video............................        4,870        11,784       15,599       35,196       58,324
 Data.............................          326           150          267        1,588        3,661
                                        -------      --------      -------      -------      -------
Subtotal On-Net...................        7,105        15,148       20,339       48,212       82,842
                                        -------      --------      -------      -------      -------
Off-Net(2):
 Voice(3).........................       10,953        24,900       40,447       49,052       58,093
 Video(4).........................      229,198       227,619      227,558      214,164      196,776
 Data.............................           --            --      370,271      398,560      470,466
                                        -------      --------      -------      -------      -------
Subtotal Off-Net..................      240,151       252,519      638,276      661,776      725,335
                                        -------      --------      -------      -------      -------
Total Service Connections(5)......      247,256       267,667      658,615      709,988      808,177
                                        =======      ========      =======      =======      =======
Homes Passed......................       26,083        44,045       63,386      122,977      213,983
Marketable Homes(6)...............           --            --           --      111,187      181,353


(1) Because RCN delivers multiple services, RCN accounts for its customer activity by the number of individual local telephone, video programming or Internet access services, or "connections," purchased. Consequently, a single customer purchasing local telephone, video programming and Internet access constitutes three connections.

(2) RCN classifies connections within the "Off-Net" category until the relevant network is capable of providing voice, video and data services, including local telephone service through an RCN switch. During 1998, RCN's Allentown, Pennsylvania system was upgraded to provide a full range of RCN services, and the customers on that system were migrated to "On-Net" connections.

(3) Represents resold local phone service provided to customers not connected to the advanced fiber optic networks.

(4) Includes approximately           wireless connections and wireline video
    connections serving the University of Delaware (          connections at
    December 31, 1998).

(5) In areas served by our joint ventures in the Greater Boston and Washington, D.C. areas, the subscribers are customers of the relevant joint venture.

(6) As of September 30, 1998, RCN began to report marketable homes, which represents that segment of homes passed which are being marketed the full suite of advanced fiber optic network products. The distinction between homes passed and marketable homes recognizes the transition from network construction to service penetration.

Set forth below is a brief description of RCN's services:

               Voice. RCN offers full-featured local exchange telephone service, including standard dial tone access, enhanced 911 access, operator services and directory assistance in competition with the incumbent local exchange providers and CLECs. In addition, RCN offers a wide range of value-added services, including call forwarding, call waiting, conference calling, speed dial, calling card, 800-numbers and voice mail. RCN also provides Centrex service and associated features. RCN's local telephone rates are generally competitive with the rates charged by the incumbent providers.
At December 31, 1998, RCN had approximately         telephone service
connections on its advanced fiber optic networks and approximately customers for resold telephone service. RCN also provides long distance telephone services, including outbound, inbound, calling card and operator services. These services are offered to residential and business customers.

               Video Services. RCN offers a diverse line-up of high quality basic, premium and pay-per-view video programming. Depending on the system, RCN offers from 61 to 147 channels. RCN's basic video programming package provides extensive channel selection featuring all major cable and broadcast networks. RCN's premium services include HBO, Cinemax, Showtime and The Movie Channel, as well as supplementary channels such as HBO 2, HBO 3 and Cinemax 2. RCN's StarCinema, available on RCN's advanced fiber optic networks, utilizes the latest "impulse" technology allowing convenient impulse pay-per-view ordering of the latest hit movies and special events instantly from the customer's remote. RCN's "Music Choice" offers 30 different commercial-free music channels delivered to the customer's stereo in digital CD quality sound.

               As of December 31, 1998, RCN had approximately
subscribers for its video programming services provided over advanced fiber
optic networks. As of such date, RCN also had approximately         connections
attributable to the wireless video system and approximately connections attributable to the hybrid fiber/coaxial cable systems.

               Internet Access and Data Transmission. RCN operates as an Internet service provider, or ISP, under the RCN.com brand name. We focus on serving individuals and businesses through a network of Company-owned points of presence ("POPs") which are connected to RCN's advanced fiber optic network. Our primary service offerings are 56K dial-up and high-speed cable modem access. RCN also sells commercially oriented private line point-to-point data transmission services such as DS-1 and OC-3 as well as a range of web page and server hosting services. Our subscribers use their RCN accounts to, among other things, communicate, retrieve information, and publish information on the Internet. Following the recent acquisitions described below under "--Recent Acquisition Transactions", RCN believes it is the largest regional provider of Internet services in the Northeast. As of
December 31, 1998, RCN had approximately           Internet subscribers.

Migration of Customers to Advanced Fiber Networks

               RCN provides wireless video services to customers located near its advanced fiber optic network in New York City, provides Internet services to acquired subscribers and in the past has provided resold telephone service, all with a view to extending the advanced fiber optic network to service many of those customers. As RCN's advanced fiber optic network is extended into these areas or buildings, customers receiving wireless video service in New York City are switched to the advanced fiber optic network from the wireless video network, and the wireless video equipment is used to provide service to other customers in off-network premises. Similarly, as the advanced fiber optic network is developed, voice customers are switched to the advanced fiber optic network from resale accounts, thereby allowing RCN to gain additional revenue (and higher margins) from originating and terminating access fees and to control the related services and service quality.

Strategic Relationships and Facilities Agreements

               RCN has entered into a number of strategic alliances and relationships in order to provide it with early entry and to reduce the cost of entry into the market for telecommunications services. RCN expects to continue to pursue opportunities that may be afforded by entering into strategic alliances to facilitate network expansion and entry into new markets.

               BECO Joint Venture

               In 1996 RCN and BECO, through wholly owned subsidiaries, formed a joint venture to utilize 126 fiber miles of BECO's fiber optic network to deliver RCN's comprehensive communications package in Greater Boston. The venture, in the form of an unregulated entity with a term expiring in the year 2060, was formed pursuant to a joint venture agreement providing for the organization and operation of RCN-BECOCOM, LLC ("RCN-BECOCOM"). RCN-BECOCOM is a Massachusetts limited liability company organized to own and operate an advanced fiber optic telecommunications network and to provide, in the market in and around Boston, Massachusetts, voice, video and data services. RCN, through RCN Telecom Services of Massachusetts, owns 51% of the equity interest in RCN-BECOCOM and BECO, through a subsidiary, owns the remaining 49% interest. This joint venture with BECO is reflected on RCN's financial statements on a consolidated basis.

               RCN and BECO are presently in discussions with BECO with respect to the conversion of a portion of BECO's interest in the BECO joint venture into RCN common stock.

               RCN expects to benefit from the ability to utilize BECO's large fiber optic network, its focus on innovative technology, its sales and marketing expertise and its reach into the market. In the future, the venture may expand into energy management and property monitoring services. Starting in Boston, the joint venture partners have expanded into surrounding markets, including Arlington, Sommerville and Newton. As a result of its access to the extensive BECO network, RCN's reliance on and utilization of MFS/WorldCom facilities in Boston has been reduced significantly.

               Starpower Joint Venture

               In 1997, RCN Telecom Services, Inc., a subsidiary of RCN, and Potomac Capital Investment Corporation ("PCI"), a wholly owned subsidiary of PEPCO, formed a joint venture to own and operate a communications network to provide voice, video, data and other communications services to residential and commercial customers in the greater Washington, D.C., Virginia and Maryland area (the "Washington, D.C. Market"). Starpower, an unregulated limited liability company with a perpetual term, was formed by RCN Telecom Services of Washington, D.C., Inc. ("RCN Washington") and Pepco Communications. Starpower was formed to construct, own, lease, operate and market a network for the selling of voice, video, data and other telecommunications services to all potential commercial and residential customers in the Washington, D.C. Market. RCN, through RCN Washington, owns 50% of the equity interest in Starpower and PCI, through Pepco Communications, owns the remaining 50% interest. Starpower is accounted for under the equity method of accounting.

               Miscellaneous Facilities Agreements

               RCN has also entered into certain agreements which have helped it accelerate network development, including Fiber Agreements (the "Fiber Agreements") entered into with MFS/WorldCom, which owns or has the right to use certain fiber optic network facilities in the Boston, Massachusetts and New York City markets. Pursuant to the Fiber Agreements, MFS/WorldCom agreed to construct and provide extensions connecting the fiber optic facilities to buildings designated by RCN and to allow RCN to use certain dedicated fibers in such facilities, except that RCN may not use the facilities to deliver telephone services to commercial customers.

               In June 1998, RCN entered into an agreement with Qwest Communications ("Qwest"), pursuant to which Qwest agreed to provide RCN with capacity in its regional backbone of fiber lines to connect to RCN's local networks from Boston to Washington, D.C. RCN also recently announced that it had entered into a letter of intent with Level 3 pursuant to which Level 3 agreed to provide RCN with cross-country capacity to allow RCN customers to connect to major Internet connection points in the United States. This gives RCN the ability to negotiate peering agreements that will allow the exchange of traffic as a Tier I operator.

Recent Acquisition Transactions

               On January 21, 1998, RCN entered into an Agreement and Plan of Merger among RCN, Erols, Erol Onaran, Gold & Appel Transfer, S.A., a British Virgin Islands corporation, and ENET Holding, Inc., a Delaware corporation and a wholly owned subsidiary of RCN, to acquire all of the outstanding shares of common stock of Erols, a leading regional ISP serving residential and business subscribers in targeted markets, including New York City, Philadelphia, Washington, D.C. and Boston. The approximate total consideration was $29.2 million in cash, 1,730,648 shares of RCN common stock plus the assumption and repayment of approximately $5.1 million of debt. Additionally, RCN converted certain Erols stock options to RCN stock options. The transaction was completed in February 1998. After completion of the transaction, RCN contributed approximately 197,000 subscribers located in the Washington, D.C. area, certain assets and liabilities unique to the Starpower service area and a 65% undivided ownership interest in the common network assets of Erols to its Starpower joint venture partners in exchange for a $52 million credit to RCN's capital account in the Starpower joint venture. In addition, RCN also contributed approximately 5,000 subscribers located in the Boston area and certain assets and liabilities unique to the RCN-BECOCOM service area to the RCN-BECOCOM joint venture. The contribution had a net agreed value of approximately $1 million. Its joint venture partner, BECOCOM, contributed to RCN-BECOCOM a note of the same amount, which has been fully paid.

               On January 21, 1998, RCN, UNET Holdings, Inc. and UltraNet entered into an Agreement and Plan of Merger whereby RCN agreed to acquire all of the outstanding shares of common stock of UltraNet, a leading ISP in the Boston area serving residential and business customers in New England. The total consideration for the acquisition was approximately $7 million in cash, 890,384 shares of RCN common stock, and $3 million in deferred compensation. Additionally, RCN converted certain UltraNet stock options to RCN stock options. The transaction was completed in February 1998. After completion of the transaction, RCN contributed approximately 10,000 subscribers located in the Boston area and certain assets and liabilities unique to the RCN-BECOCOM service area to its RCN-BECOCOM joint venture. The contribution had a net agreed value of approximately $7 million. BECOCOM contributed to RCN-BECOCOM a note of the same amount, which has been fully paid.

               On February 27, 1998, RCN entered into an Agreement and Plan of Merger with Lancit Media Entertainment Ltd. ("Lancit") and LME Acquisition Corporation whereby RCN agreed to acquire all of the outstanding shares of common stock of Lancit, a producer of high quality children's programming. The total consideration for the transaction was $1 in cash and 366,596 in shares of RCN common stock. All options to purchase Lancit common stock were canceled. In addition, certain warrants to purchase Lancit common stock became, by their terms, warrants to purchase RCN common stock. The transaction was completed in June 1998.

               On June 1, 1998, RCN entered into the Interport Merger Agreement with Interport and INET Holding, Inc. and the individual shareholders of Interport whereby RCN agreed to acquire all of the outstanding shares of common stock of Interport. The total consideration for the transaction was $1.025 million in cash and 396,442 shares of RCN common stock. In addition, Interport stock options were converted into options to purchase shares of RCN Common Stock and units granting the right to deferred delivery of shares of RCN common stock were issued. The transaction was completed in June 1998.

               On June 30, 1998, RCN entered into the JavaNet Merger Agreement with JavaNet, David Epstein, Zachary Julius, JNET Holding Inc. and (with respect to certain provisions only) John Halpern whereby RCN agreed to acquire all of the outstanding shares of common stock of JavaNet, an Internet service provider with approximately 32,000 subscribers in Connecticut, Maine and

Massachusetts (at the time of the acquisition). In connection with the transaction, RCN paid $2.37 million in cash and issued approximately 569,000 shares of RCN common stock to JavaNet stockholders. All options to purchase JavaNet common stock were canceled. The transaction was completed on July 23, 1998. After completion of the transaction, RCN contributed approximately 5,000 subscribers in Massachusetts and certain assets and liabilities unique to the RCN-BECOCOM service area to its RCN-BECOCOM joint venture. The contribution had a net agreed value of approximately $1 million. BECOCOM contributed to RCN-BECOCOM cash in an equal amount.

Hybrid Fiber/Coaxial Cable Systems

               The following table summarizes the development of the hybrid fiber/coaxial cable systems over the last five years:

                                        As of December 31,
                     -------------------------------------------------------------
                     1993       1994       1995       1996       1997      1998(1)
                     ----       ----       ----       ----       ----      -------
Homes Passed ....... 118,216    119,761    282,836    283,940    290,612
Basic Subscribers ..  87,660     92,140    176,131    179,932    184,938


(1) As of December 31, 1998, approximately       homes (representing
    approximately      video connections) were converted to advanced fiber
    systems.

               The service areas for these cable television networks enjoy favorable customer demographics. The New York and New Jersey systems primarily serve affluent bedroom communities in suburban New York City. The system in New York State serves ten municipalities in Dutchess, Putnam and Westchester Counties, approximately 45 miles north of New York City. The New Jersey system serves 31 contiguous municipalities in Hunterdon, Mercer, Morris and Somerset Counties, approximately 50 miles west of Manhattan. The Pennsylvania system, which is the largest competitive cable television system in the United States, serves Pennsylvania's Lehigh Valley area including the cities of Allentown, Bethlehem and Easton, and virtually all of Lehigh and Northampton Counties, and is located less than 10 miles west of RCN's New Jersey system. Certain of RCN's Hybrid Fiber/Coaxial Cable systems have been upgraded to enable such networks to provide voice, video and data services, including local telephone service, through an RCN switch. Upon completion of such conversion, customers served by such networks are included within the "on- net connections" category.

International

               The Company owns a 48.9% interest in Megacable, the second largest cable television provider in Mexico. Megacable owns 22 wireline cable systems in Mexico, principally on the Pacific and Gulf coasts and including Guadalajara, the second largest city in Mexico, Hermosillo, the largest city in the state of Sonora and Veracruz, the largest city in the state of Veracruz. At September 30, 1998, their wireline systems passed approximately 685,000 homes and served approximately 210,000 subscribers. Megacable had revenues of $30.4 million and $23.2 million for the years ended December 31, 1997 and 1996, respectively and $27.9 million for the nine months ended September 30, 1998.

               Additionally, Megacable presently holds a 99% interest in Megacable Comunicaciones de Mexico S.A. ("MCM"). MCM has received a license from the Mexican government to allow it to build a fiber optic network in Mexico City, Monterrey and Guadalajara. MCM intends to use this network to provide local voice and high-speed data service in these cities, principally to commercial customers in Mexico City.

Competition

               Overview

               RCN competes with a wide range of service providers for each of the services that it provides. Virtually all markets for voice and video services are extremely competitive, and RCN expects that competition will intensify in the future. In each of the markets in which it offers voice and video programming services, RCN faces significant competition, often from larger, better-financed incumbent local telephone carriers and cable companies, and RCN often competes directly with incumbent providers which have historically dominated their respective local telephone and cable television markets. These incumbents presently have numerous advantages as a result of their historic monopoly control of their respective markets, economies of scale and scope, control of limited conduit and pole space, and well-established customer and vendor relationships. However, RCN believes that most existing and potential competitors will, at least initially, provide narrower service offerings over limited delivery platforms as compared to the wide range of voice, video and data services that will be provided over RCN's fiber-based networks, thereby providing RCN with an opportunity to achieve important market penetration.

               With respect to local telephone services, RCN competes with the incumbent LECs, and alternative service providers including CLECs. Cable operators are also entering the local exchange market in some locations. Commercial mobile radio services providers, including cellular carriers (such as Bell Atlantic Mobile Services), personal communications services ("PCS") carriers (such as Sprint Spectrum), and enhanced specialized mobile radio services ("ESMRS") providers (such as NexTel), are also a source of competitive local and long distance telephone service. However, RCN believes these operators may primarily use competitive access services to transport their calls among their radio transmitter/receiver sites through networks that largely avoid the incumbent LECs with whom they compete.

               With respect to long distance telephone services, RCN faces, and expects to continue to face, significant competition from the inter-exchange carriers ("IXCs"), including AT&T, Sprint and MCI WorldCom, which account for the majority of all long distance revenue. The major long distance service providers benefit from established market share and from established trade names brought about by nationwide advertising. RCN, however, regards its long-distance service as a complementary service rather than a principal source of revenue. Certain IXCs, including AT&T, MCI WorldCom and Sprint, have also announced their intention to offer local services in major U.S. markets using their existing infrastructure in combination with resale of incumbent LEC service, lease of unbundled local loops or other providers' services. Internet-based telephony, a potential competitor for low cost telephone service, is also developing.

               All of RCN's video services face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, interactive online computer services and home video products, including videotape cassette recorders. Among the alternative video distribution technologies are traditional cable networks, wireless local video distribution technologies, and home satellite dish earth stations ("HSDs") which enable individual households to receive many of the satellite-delivered program services formerly available only to cable subscribers. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Act") contains provisions, which the FCC has implemented with regulations, to enhance the ability of cable competitors to purchase and make available to HSD owners certain satellite-delivered cable programming at competitive costs. RCN faces additional competition from private satellite master antenna television ("SMATV") systems that serve condominiums, apartment and office complexes and private residential developments. The FCC and Congress have adopted policies providing a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to RCN's various video distribution systems. These technologies include, among others, Direct Broadcast Satellite ("DBS") service whereby signals are transmitted by satellite to receiving facilities located on customer premises. RCN expects that its video programming services will face growing competition from current and new DBS service providers. The FCC has recently determined that DBS is the fastest-growing competitor to franchised cable operations. RCN also competes with wireless program distribution services such as Multi-Channel Multi-Point Distribution Service ("MMDS") which use low-power microwave frequencies to transmit video programming over-the-air

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

to subscribers. RCN is unable to predict whether wireless video services will have a material impact on its operations.

               The Internet access market is extremely competitive and highly fragmented. Competition in this market is expected to intensify. RCN's current and prospective competitors include established online services; local, regional and national ISPs; national and international telecommunications companies including RBOCs (as defined below) such as Bell Atlantic; and affiliates of incumbent cable providers. Increased competition may create downward pressure on the pricing of and margins from Internet access services.

               Other new technologies, including Internet-based services, may become competitive with services that RCN can offer. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the voice, video and data industries or on the operations of RCN.

               RCN believes that among the existing competitors, the incumbent LECs, incumbent cable providers and the CLECs provide the most direct competition to RCN in the delivery of "last mile" connections for voice and video services.

               Incumbent LECs

               In each of its target markets for advanced fiber optic networks, RCN faces, and expects to continue to face, significant competition from the incumbent LECs (including Bell Atlantic in the Northeast Corridor, and Pacific Bell in California), which currently dominate their local telephone markets. RCN competes with the incumbent LECs in its markets for local exchange services on the basis of product offerings (including the ability to offer bundled voice and video services), reliability, state-of-the-art technology and superior customer service, as well as price. RCN believes that its advanced fiber optic networks provide superior technology for delivering high-speed, high-capacity voice, video and data services as compared to the primarily copper wire based networks of the incumbent LECs. However, the incumbent LECs (which have long-standing relationships with their customers) have begun to expand the amount of fiber facilities in their networks, to offer broadband digital transmission services and retail Internet access, and to prepare to re-enter the long distance telephone service market. The pending merger between Bell Atlantic and GTE Corporation may enhance the combined entity's ability to compete with RCN in the Northeast Corridor markets. The pending merger between SBC and Ameritech may also increase competitive pressures in the Northeast corridor if SBC (which already owns a Connecticut incumbent LEC and several wireless franchises in this region) continues to pursue a nationwide strategy.

               Under the Telecommunications Act of 1996 (the "1996 Act"), and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being slowly removed. The introduction of such competition, however, also establishes the predicate for the Regional Bell Operating Companies ("RBOCs"), such as Bell Atlantic, to provide in-region interexchange long distance services. The RBOCs are currently allowed to offer "incidental" long distance service in-region and to offer out-of-region long distance service. Once the RBOCs are allowed to offer in-region long distance services, they will also be in a position to offer single source local and long distance service similar to that offered by RCN and proposed by the three largest IXCs (AT&T, MCI WorldCom and Sprint). RCN expects that the increased competition made possible by regulatory reform will result in certain pricing and margin pressures in the telecommunications services business.

               RCN has sought, and will continue to seek, to provide a full range of local voice services in competition with incumbent LECs in its service areas. RCN expects that competition for local telephone services will be based primarily on quality, capacity and reliability of network facilities, customer service, response to customer needs, service features and price, and will not be based on any proprietary technology. As a result of the comparatively recent installation of RCN's advanced fiber optic networks, its dual backbone architecture and the state-of-the-art technology used in its networks, RCN may have capital cost and service quality advantages over some currently available local networks relied upon by the incumbent LECs, as well as the competitive advantage provided by the ability to deliver a bundled voice and video service.

               The 1996 Act permits the incumbent LECs and others to provide a wide variety of video services directly to subscribers in competition with RCN. Various LECs currently are providing video services within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission facilities. RCN cannot predict the likelihood of success of video service ventures by LECs or the impact on RCN of such competitive ventures. Some LECs, including Bell Atlantic, also offer Internet access services that compete with RNC.com services.

               Incumbent Cable Television Service Providers

               Certain of RCN's video service businesses compete with incumbent wireline cable companies in their respective service areas. In particular, RCN's advanced fiber optic networks compete for cable subscribers with the major wireline cable operators in its markets, such as Time-Warner Cable in New York City and Cablevision in Boston and TCI in Washington, D.C. RCN's wireless video service in New York City competes primarily with Time-Warner Cable. RCN believes that the expanded capacity and fiber-to-node architecture of its advanced fiber optic networks make it better equipped to provide high-capacity communications services than traditional coaxial cable based networks utilizing "tree and branch" architecture. RCN's Pennsylvania hybrid fiber/coaxial cable television system competes with an alternate service provider, Service Electric, which also holds a franchise for the relevant service area.

               Since cable television systems generally operate pursuant to franchises granted on a non-exclusive basis, and the 1992 Act prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable systems, well-financed businesses from outside the cable industry (such as the public utilities that own certain of the conduits or poles which carry cable) may become competitors for franchises or providers of competing services. Telephone companies or others may also enter the video distribution market by becoming open video service operators (as RCN has done in several markets), pursuant to Section 653 of the Communications Act. No local franchise is required for the provision of such service.

               CLECs and Other Competitors

               RCN also faces, and expects to continue to face, competition from other potential competitors in certain of the geographic markets in which RCN offers its services. Other CLECs, such as Teleport Communications Group, compete for local telephone services, although they have to date focused primarily on the market for commercial customers rather than residential customers. In addition, potential competitors capable of offering private line and special access services also include other smaller long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users, including Winstar, Dualstar and New Vision. However, RCN believes that, at least initially, it is relatively unique in its markets in offering bundled voice, video and data services primarily to customers in residential areas over its own advanced fiber optic network.

               Internet Services

               The Internet access market is extremely competitive and highly fragmented. No significant barriers to entry exist, and accordingly competition in this market is expected to intensify. RCN's current and prospective competitors include many large companies with substantially greater market presence and financial and other resources than RCN. RCN.com competes directly or indirectly with established online services, such as America Online, the Microsoft Network and Prodigy; with local, regional, and national ISPs such as PSINet, EarthLink, Mindspring and Rocky Mountain Internet; with the Internet services of national and international telecommunications companies, such as AT&T, GTE, MCI WorldCom and Cable & Wireless; with Internet access offered by RBOCs such as Bell Atlantic; and with online services offered by incumbent cable providers, such as At Home and Roadrunner. Bell Atlantic has recently asked the FCC to authorize it to build a regional high-speed network, which would serve as an Internet backbone, and

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

to exempt this network from pricing and other regulatory restrictions. The network would span the states from Maine to Virginia. Internet access competition is likely to increase as large diversified telecommunications and media companies acquire ISPs and as ISPs consolidate into larger, more competitive companies. For example, AT&T is in the process of acquiring TCI's cable television networks, which will give it a significant ownership interest in At Home. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing RCN at a competitive disadvantage. In addition, competitors may create downward pressure on the pricing of and margins from Internet access services.

               Other new technologies may become competitive with services that RCN can offer. A provider of LMDS recently began offering wireless Internet and video programming services in New York City and has announced plans to offer telephone service in the future. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may also create significant new competitors to RCN. RCN cannot predict whether competition from such developing and future technologies or from such future competitors will have a material impact on its operations.

Regulation

               The telephone and video programming transmission services offered by RCN are subject to federal, state and local government regulation. The 1996 Act, which became effective in February 1996, introduced widespread changes in the regulation of the communications industry, including the local telephone, long distance telephone, data services, and television entertainment segments in which RCN operates. The 1996 Act was intended to promote competition and decrease regulation of these segments of the industry. The law delegates to both the FCC and the states broad regulatory and administrative authority to implement the 1996 Act.

               Telecommunications Act of 1996

               The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telephone and video programming communications businesses, preempts many of the state barriers to local telephone service competition that previously existed in state and local laws and regulations, and sets basic standards for relationships between telecommunications providers.

               Among other things, the 1996 Act removes barriers to entry in the local exchange telephone market by preempting state and local laws that restrict competition and by requiring LECs to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers, and long distance companies. In addition, the 1996 Act provides relief from the earnings restrictions and price controls that have governed the local telephone business for many years. The 1996 Act will also, once certain thresholds are met, allow incumbent RBOCs to enter the long distance market within their own local service regions.

               Regulations promulgated by the FCC under the 1996 Act require LECs to open their telephone networks to competition by providing competitors interconnection, access to unbundled network elements and retail services at wholesale rates. As a result of these changes, companies such as RCN are now able to interconnect with the incumbent LECs in order to provide local exchange services. Numerous parties appealed certain aspects of these regulations, and implementation of several provisions of the rules was delayed while the courts considered these appeals. On January 25, 1999, the Supreme Court issued an opinion confirming the FCC's authority to issue regulations implementing the pricing and other provisions of the 1996 Act and reinstating most of the challenged rules. However, the Supreme Court vacated a key FCC rule identifying the network elements that incumbent LECs are required to unbundle. This decision will likely require the FCC to conduct additional proceedings to determine new unbundling standards, and the outcome of such proceedings cannot be predicted. Also, while the Supreme Court confirmed that the FCC has authority to issue rules implementing the 1996 Act, particular rules still may be challenged in future court proceedings. Future regulatory proceedings and court appeals may create delay and uncertainty in effectuating the interconnection and local competition provisions of the 1996 Act. While the courts were reviewing the FCC rules, RCN had entered into interconnection agreements with Bell Atlantic, covering all of its target market area, that are generally consistent with the FCC guidelines, and those agreements remain in effect. There can be no assurance, however, that RCN will be able to obtain or enforce future interconnection agreements, or obtain renewal of existing agreements, on terms acceptable to RCN.

               The 1996 Act establishes certain conditions under which RBOCs may be allowed to offer interLATA long distance service to customers within their local service regions. These conditions include 14 "checklist" requirements designed to open the RBOC networks to competitors. To date, no RBOC has received FCC authorization to provide in-region long distance service, but it is likely that several RBOCs will seek such authorization in 1999 (including Bell Atlantic for New York and possibly other states in its region). If an RBOC is authorized to provide in-region long distance service in one or more states, the RBOC may be able to offer "one-stop shopping" services that are competitive with RCN's service offerings. See "Business-Competition". In addition, the RBOC will lose the incentive it now has to rapidly implement the interconnection provisions of the 1996 Act in order to obtain in-region authority, although the RBOC will still be subject to a legal obligation to comply with those provisions.

               The 1996 Act also makes far-reaching changes in the regulation of the video programming transmission services offered by RCN, including changes to the regulations applicable to video operators, the elimination of restrictions on telephone company entry into the video business, and the establishment of a new OVS regulatory structure for telephone companies and others to offer such services. Under the 1996 Act and implementing rules adopted by the FCC, local telephone companies, including both incumbent LECs such as Bell Atlantic, and CLECs such as RCN, may provide service as traditional cable television operators subject to municipal cable television franchises, or they may opt to provide their programming over non- franchised open video systems subject to certain conditions, including, but not limited to, making available a portion of their channel capacity for use by unaffiliated program distributors and satisfying certain other requirements, including providing capacity for public, educational and government channels, and payment of a gross receipts fee equivalent to the franchise fee paid by the incumbent cable television operator. RCN is one of the first CLECs to provide television programming over an advanced fiber optic network pursuant to the OVS regulations implemented by the FCC under the 1996 Act. As discussed below, RCN is currently providing OVS service in the City of Boston, in the City of New York and in a number of communities surrounding Boston, and is negotiating similar agreements in Northern New Jersey, Philadelphia and surrounding communities, and San Francisco and surrounding communities. Starpower is negotiating similar agreements in Washington and surrounding communities.

               Regulation of Voice Services

               RCN's voice business is subject to regulation by the FCC at the federal level with respect to interstate telephone services (i.e., those that originate in one state and terminate in a different state). State regulatory commissions have jurisdiction over intrastate communications (i.e., those that originate and terminate in the same state).

               State Regulation of Intrastate Local and Long Distance Telephone Services. RCN's intrastate telephone services are regulated by the public service commissions or comparable agencies of the various states in which these services are offered. RCN subsidiaries or affiliates have received authority to offer intrastate telephone services, including local exchange service, in California, Delaware, the District of Columbia, Maryland, Massachusetts, Nevada, New Jersey, New York, Pennsylvania, Rhode Island, Vermont and Virginia and RCN has applied for authority to offer such services in Arizona, Connecticut, Maine, and New Hampshire. Starpower has separately obtained similar authority in Maryland, Virginia and the District of Columbia. RCN's resale and inter-connection agreements have been approved, pursuant to
Section 252 of the Communications Act, by state regulatory commissions in Arizona, Delaware, the District of Columbia, Maine, Maryland, Massachusetts, New York, New Jersey, New Hampshire, Pennsylvania, Rhode Island, Vermont, and Virginia.

               RCN Long Distance Company is authorized to offer intrastate long distance services in Pennsylvania, New York, Massachusetts and 45 other states nationwide. Pursuant to such authorizations, RCN Long Distance Company

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

is permitted to resell intrastate long distance services both to other carriers, including RCN's local operating subsidiaries and Starpower for resale to their end user subscribers, and to its own end user customers.

               FCC Regulation of Interstate and International Telephone Services. RCN, through several of its subsidiaries, including RCN Long Distance Company, may also provide domestic interstate telephone services nationwide pursuant to tariffs on file at the FCC, and has been authorized by the FCC under Section 214 of the 1996 Act to offer worldwide international services as well.

               Local Regulation of Telephone Services. Municipalities also regulate limited aspects of RCN's voice business by, for example, imposing various zoning requirements and, in some instances, requiring telecommunications licenses, franchise agreements and/or installation permits for access to local streets and rights-of-way. In New York City, for example, RCN will be required to obtain a telephone franchise in order to provide voice services using its advanced fiber optic network facilities located in the streets of New York City (although services may be provided over certain leased or resold facilities pending receipt of a franchise).

               Regulation of Video Services

               Open Video Systems. At various times between February 1997 and July 1998, RCN subsidiaries and affiliates have been certified by the FCC to operate OVS networks in New York City, Boston, Washington, Philadelphia, and San Francisco, and communities surrounding each of these cities, and in the Northern New Jersey area. Initiation of OVS services is subject to completion of an open enrollment period for non- affiliated video programmers to seek capacity on the systems and upon negotiation of certain agreements with local governments. The initial open enrollment period for each of these systems has expired, except for the Northern New Jersey system, where the open enrollment period has not yet commenced. RCN executed an agreement with the City of Boston on June 2, 1997, and initiated OVS service in the City on that day. Pursuant to its agreement with the City of Boston, RCN will be required to pay a fee to the City equal to 5% of video revenues. RCN has entered into similar OVS agreements or is in the process of negotiating agreements with certain other Boston-area municipalities, either to offer OVS services or franchised cable television services. RCN executed an agreement with the City of New York on December 29, 1997 and has initiated OVS service in the Borough of Manhattan pursuant to that agreement. On July 10, 1998, RCN supplemented its agreement with the City of New York to include all five boroughs of the City. On October 26, 1998, Starpower executed an agreement with the District of Columbia and initiated OVS service in the District in the last quarter of 1998. Starpower has entered into similar agreements or is in the process of negotiating agreements with numerous suburban communities near Washington, to offer either OVS services or franchised cable television services.

               In areas where it offers video programming services as an OVS operator, RCN is required to hold a 90-day open enrollment period every three years, during which times RCN will be required to offer open capacity on its network to other VPPs. Under the OVS regulations, RCN must offer at least two-thirds of its capacity to unaffiliated parties, if demand for such capacity exists during the open enrollment period. In certain areas, at the request of local officials, RCN is in discussions to explore the feasibility of obtaining a cable franchise in lieu of an OVS agreement, and will consider providing RCN video service pursuant to franchise agreements rather than OVS certification, if franchise agreements are preferred by the local authorities and can be obtained on terms and conditions acceptable to RCN. RCN will consider the relative benefits of OVS certification versus local franchise agreements, including the possible imposition of universal service requirements, before making any such decisions.

               The U.S. Court of Appeals for the Fifth Circuit has recently released a decision approving some portions of the FCC's OVS rules but striking down other portions. Although a number of the Court's rulings are favorable to OVS operators, others could have an adverse impact on RCN's OVS operations and planning. The most significant of the Court's decisions was to strike down the FCC's rule preempting local authority to franchise OVS operators. The FCC's rules had set forth a relatively simple procedure at the FCC for rapid certification of each OVS system on a regional basis and permitted local authorities to regulate OVS only with respect to rights-of-way administration and in other minor respects. Because one of the principal advantages of OVS as structured by Congress in the 1996 Act and by the FCC in

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

its implementing regulations was to eliminate the time, expense, and uncertainty generally required to secure a local franchise, the Court's action allowing local governments to require area-by-area franchising may significantly reduce the advantage of OVS operation as compared with traditional franchising and delay the achievement of agreements with local governments. RCN believes the Court's decision is erroneous as a matter of law and plans to seek partial reconsideration of the Court's decision. The FCC, which is the respondent before the Fifth Circuit, has not yet made any public response to the Court's decision. Whether the FCC will seek reconsideration, and how it will modify its OVS policy and rules to take account of the Court's specific rulings is not currently known. The U.S. Courts of Appeal do not routinely grant requests to reconsider their rulings and when they do a significant period of time is generally required for the consideration of such requests. However, in many instances RCN, at the insistence of local authorities, has been negotiating franchise agreements and agreeing to provisions in OVS right-of-way agreements which to some extent erode the differences between the two modes of operation. Accordingly, while the ruling is disadvantageous to RCN, the company expects to continue to expand its video service offerings.

               The FCC's rules require OVS operators to make their facilities available to video program providers on a non-discriminatory basis, with certain exceptions. One such exception is that competing in-region cable operators are not entitled to become video program providers on an OVS unless the OVS except in certain limited circumstances. The incumbent cable operator in Boston, Cablevision of Boston, Inc., sought an order from the FCC compelling RCN to provide it with certain data on RCN's Boston OVS system and declaring Cablevision an eligible video programming provider on the RCN system. The FCC's Cable Services Bureau denied Cablevision's request and that denial has become final. Time Warner Cable Co., which operates franchised cable systems in many suburban Boston communities included within RCN's OVS certification, also sought an order compelling RCN to release certain OVS system data and to declare it eligible for carriage on the system. Unlike Cablevision, Time Warner is not competing with any RCN-provided OVS service and restricted its request to communities in which Time Warner is not the franchised cable operator.
Time Warner also sought the imposition of fines or the cancellation of RCN's OVS authority. The Cable Services Bureau granted the data request in part and denied it in part but found too little evidence to justify further exploration of RCN's good faith in acquiring OVS authority. RCN has sought partial reconsideration of the Bureau's Order, which is currently pending. Time
Warner filed a similar complaint against RCN in New York City in which Time Warner and RCN compete for video distribution business in Manhattan. Time Warner asked for system data concerning parts of New York City in which it does not hold a franchise for cable service. The FCC's Cable Services Bureau granted Time Warner's complaint in part, and denied it in part, relying on its prior decision in the Time Warner complaint in the Boston area. RCN has sought partial reconsideration of that decision.

               Two additional cable company complaints have been filed against Starpower, seeking data and a determination of eligibility for carriage on the metropolitan Washington OVS system. As in the prior complaints, RCN's status as an OVS operator was challenged and the relief requested included revocation of RCN's OVS authority. These complaints were filed by Media General Cable of Fairfax, Inc., and Media General Cable of Fredericksburg, Inc. The former operates franchised cable service within the projected service area of Starpower's OVS system; the latter, which is an affiliate of the former, operates a cable system beyond the presently defined service area of Starpower's system. Both claimed to be seeking system data for areas in which they do not provide franchised service. Starpower declined to provide system data to Media General of Fairfax on the ground that, as an in-region competitive cable company, it was not entitled to the data or to be carried on the system. The request of Media General of Fredericksburg was denied on the ground that, as an affiliate of Media General of Fairfax, it was not entitled under applicable FCC rules to the requested data or to be carried on the system. Starpower responded to both Media General Complaints on December 14, 1998. Media General has also sought to initiate discovery against Starpower.

               Cable industry representatives have opposed or commented adversely on two other RCN OVS initiatives. In respect to RCN's application for OVS authority in the San Francisco area, the California Cable Television Association filed an opposition, alleging that RCN was misusing the OVS rules to compete unfairly against franchised cable operators. The Pennsylvania Cable & Telecommunications Association filed comments on RCN's OVS application for OVS authority in the Philadelphia region, making similar allegations but not formally opposing the application. The Cable Services Bureau granted both applications, indicating that RCN's applications were consistent with the

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

rules and that the opposing parties had not provided sufficient evidence to justify initiating any regulatory action against RCN. There is language in each of these Cable Bureau determinations involving RCN's implementation of the OVS concept which leave open the possibility for adverse parties to challenge RCN's status as an OVS operator. RCN believes that it is operating in strict conformity with all applicable provisions of the law and will continue to defend its OVS roll-outs against what it believes are anti-competitive requests for data or carriage by competing in-region cable operators. However, there can be no assurance that the FCC will resolve the pending OVS complaints in RCN's favor. To the extent the FCC were to grant any such complaints and RCN were as a result obliged to share system data with its local competitors, RCN would be forced to reassess the desirability of continuing to operate in certain markets as an OVS operator, as compared with seeking traditional cable franchises. RCN does not believe that abandoning its OVS certifications under such circumstances would materially adversely affect its video distribution activities.

               As in the case of traditional franchised cable systems, OVS operators must in virtually all locations have access to public rights-of-way for their distribution plant. In a number of jurisdictions local authorities have sought to impose rights-of-way fees on RCN which it believes are in violation of federal law. A number of FCC and judicial decisions have addressed the issues posed by the imposition of such rights-of-way fees on CLECs and on video distributors, but to date the state of the law is uncertain and may remain so for some time. The obligation to pay local rights-of-way fees which are excessive or discriminatory could have adverse effects on RCN's business activities. The incumbent cable operator in Boston, MA, Cablevision of Boston, Inc., recently filed suit in U.S. District Court in Boston against the City of Boston, RCN-BECOCOM, RCN, BECOCOM and others, alleging that the City had followed a discriminatory policy in administering access to public rights-of-way for the installation and use of underground conduit and that the private defendants had participated in an effort to unlawfully construct and use underground conduit. Cablevision claimed that the defendants were in violation of the 1996 Act and Massachusetts state law, and sought a preliminary injunction. RCN and the other defendants denied participating in any unlawful activity. The Court has denied a preliminary injunction sought by Cablevision and orally expressed some doubts about the underlying merits of Cablevision's claims. There can be no assurances that Cablevision will not further pursue the litigation nor that if it does so the outcome will be favorable to RCN.

               Prior to its certification as an OVS provider, RCN offered limited video programming services using the VDT services offered by MFS/WorldCom in Manhattan and the City of Boston. In February 1997, the FCC held that MFS/WorldCom's facilities did not qualify as video dialtone facilities entitled to an extension of time to comply with the newly adopted OVS rules; nonetheless, the FCC did not direct MFS/WorldCom and RCN to cease video programming distribution operations over the MFS/WorldCom platform. One of the incumbent cable television companies in New York City has filed a complaint with the New York Public Service Commission challenging the former (pre-OVS) operations of RCN and WorldCom under the VDT framework, which remains pending before that commission.

               Wireless Video Services. RCN's 18 GHz wireless video services in New York City are distributed using microwave facilities provided by Bartholdi Cable pursuant to temporary authorizations issued to Bartholdi Cable by the FCC. Bartholdi Cable has agreed to provide transmission services to RCN until RCN has either converted the wireless video subscribers to its advanced fiber optic network facilities or has obtained FCC authority to provide such services pursuant to its own wireless radio licenses. In addition, Bartholdi Cable has agreed to transfer to RCN the transmission equipment on demand. Bartholdi Cable's obligation to provide transmission services is subject to Bartholdi Cable having licenses from the FCC to provide such services. The qualifications of Bartholdi Cable to hold certain of the licenses needed to provide transmission services to RCN are at issue in an FCC proceeding in which an Initial Decision was released on March 6, 1998. In the Initial Decision, the Administrative Law Judge found Bartholdi Cable unqualified with respect to 15 such licenses. The Administrative Law Judge declared that the Initial Decision would become effective 50 days after its release unless Bartholdi Cable filed exceptions to the Initial Decision within 30 days of its release or the FCC elected to review the case on its own motion. Bartholdi Cable filed exceptions to the Initial Decision on April 7, 1998. Because of the uncertainty as to Bartholdi Cable's right in the future to offer transmission services to RCN, RCN filed its own license applications at the FCC for all of the microwave transmission paths which are currently being used by Bartholdi Cable to provide transmission services to RCN and, in light of

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the increased uncertainties resulting from the Initial Decision in the FCC proceeding involving certain of Bartholdi Cable's licenses, RCN expects now actively to pursue its license applications. While RCN expects to receive authorizations to transmit over these microwave paths, there can be no assurance that RCN will be able to offer wireless video services pursuant to its own FCC licenses or that the FCC's investigation will be resolved favorably. The failure to obtain such licenses or resolve such proceedings would materially adversely affect RCN's wireless video operations in New York City.

               There can be no assurance that RCN will be able to obtain or retain all necessary authorizations needed to construct advanced fiber optic network facilities, to convert its wireless video subscribers to an advanced fiber optic network or to offer wireless video services pursuant to its own FCC licenses.

               Hybrid Fiber/Coaxial Cable. RCN's hybrid fiber/coaxial cable systems are subject to regulation under the 1992 Act, which provides, among other things, for rate regulation for cable services in communities that are not subject to "effective competition," certain programming requirements, and broadcast signal carriage requirements that allow local commercial television broadcast stations to require a cable system to carry the station. Local commercial television broadcast stations may elect once every three years to require a cable system to carry the station ("must-carry"), subject to certain exceptions, or to withhold consent and negotiate the terms of carriage ("retransmission consent"). A cable system generally is required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether pursuant to the mandatory carriage or retransmission consent requirements of the 1992 Act. Local non-commercial television stations are also given mandatory carriage rights. The FCC recently issued rules establishing standards for digital television ("DTV"). Among other provisions, the FCC's rules require television stations to simulcast their existing television signals ("NTSC") and DTV signals for a period of years. During this simulcast period, it is unclear whether must-carry rules will apply to DTV signals. The FCC has initiated a rule making proceeding seeking comment on the carriage of broadcast DTV signals by cable and OVS operators during the transitional period to full digital broadcasting. The Notice of Proposed Rulemaking addresses the need for compatibility between digital systems, seeks comment on possible changes to the mandatory carriage rules, and explores the impact carriage of DTV signals may have on other FCC rules. The cable industry has generally opposed many of the FCC's proposals, on the grounds that they constitute excessively burdensome obligations on the industry. The Communications Act permits franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. Cable systems with 36 or more channels must designate a portion of their channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.

               On September 8, 1997, RCN was notified by the FCC that it had ruled that certain of RCN's upper levels of service for its New Jersey systems were regulated levels of service and that RCN's rates for such levels of service exceeded the allowable rates under the FCC rate regulation rules. Since that time, RCN and the FCC have negotiated a settlement under which the FCC finds that RCN's upper levels of service for its New Jersey and certain New York systems are "New Product Tiers", and that RCN's rates for 1997 and prior years for those systems are approved, except that RCN will give a $5.00 per subscriber refund to all subscribers in RCN's New Jersey systems and a refund of $3.30 per subscriber in certain of RCN's New York systems. The settlement has been subject to public comment and is now awaiting final approval by the FCC. RCN does not believe that the ultimate resolution of this matter, whether the settlement is finally approved or not, will have a material impact on its results of operations or financial condition.

               Because a cable communications system uses local streets and rights-of-way, such cable systems are generally subject to state and local regulation, typically imposed through the franchising process. The terms and conditions of state or local government franchises vary materially from jurisdiction to jurisdiction and generally contain provisions governing cable service rates, franchise fees, franchise term, system construction and maintenance obligations, customer service standards, franchise renewal, sale or transfer of the franchise, territory of the franchisee and use and occupancy of public streets and types of cable services provided. Local franchising authorities (state or local, depending on the practice in individual states) may award one or more franchises within their jurisdictions and prohibit non-grandfathered cable systems from operating without a franchise in such jurisdictions. The Communications Act also provides that in granting or renewing franchises, local authorities may establish requirements for cable-related facilities and equipment, but not for video programming or information services other than in broad categories. The Communications Act limits the payment of franchise fees to 5% of revenues derived from cable operations and permits the cable operator to obtain modification of franchise requirements by the franchise authority or judicial action if warranted by changed circumstances.

               RCN's ability to provide franchised cable television services is dependent to a large extent on its ability to obtain and renew its franchise agreements from local government authorities on generally acceptable terms. RCN currently has 91 franchise agreements relating to the hybrid fiber/coaxial cable systems in New York (outside New York City), New Jersey and Pennsylvania. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction, conditions of service, including the number of channels, the provision of free service to schools and certain other public institutions, and the maintenance of insurance and indemnity bonds. These franchises provide for the payment of fees to the issuing authorities and generally range from 3% to 5% of revenues. The duration of these outstanding franchises presently varies up to the year 2011. To date, all of RCN's cable franchises have been renewed or extended, generally at or prior to their stated expirations and on acceptable terms. Approximately 39 of RCN's hybrid fiber/coaxial cable systems' franchises are due for renewal within the next three years. No assurance can be given that RCN will be able to renew its franchises on acceptable terms. No one franchise accounts for more than 7% of RCN's total revenue. RCN's five largest franchises account for approximately 27% of RCN's total revenue.

               The hybrid fiber/coaxial cable systems are also subject to certain service quality standards and other obligations imposed by the FCC and, where effective competition has not been demonstrated to exist, to rate regulation by the FCC as well. RCN's cable television system in Pennsylvania has been operating in a competitive cable environment for almost 30 years, with approximately 80% of the homes passed having access to an alternate cable operator, Service Electric Cable TV. As a result, RCN's Pennsylvania cable system is exempt from many FCC cable television regulations, including rate regulation. Its other cable television systems in New York State and New Jersey currently remain subject to FCC rate regulation. As required by the 1996 Act, however, all cable programming services will be deregulated as effective competition is shown to exist in the franchise area, or by March 31, 1999, whichever date is sooner. There has been widespread discussion in Congress about possible legislation to keep cable rate regulation in effect longer. There can be no assurance that such legislation will not be adopted. RCN anticipates that the remaining provisions of the 1992 Act that do not relate to rate regulation, such as the provisions relating to retransmission consent and customer service standards, will remain in place and may serve to reduce the future operating margins of RCN's hybrid fiber/coaxial cable television businesses as video programming competition develops in its cable television service markets.

               The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities can demonstrate that they adequately regulate pole attachment rates. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. In some cases, utility companies have increased pole attachment fees for cable systems that have installed fiber optic cables and that are using such cables for the distribution of non-video services. The FCC concluded that, in the absence of state regulation, it has jurisdiction to determine whether utility companies have justified their demand for additional rental fees and that the Communications Act does not permit disparate rates based on the type of service provided over the equipment attached to the utility's pole. The 1996 Act and the FCC's implementing regulations modify the current pole attachment provisions of the Communications Act by immediately permitting certain providers of telecommunications services to rely upon the protections of the current law and by requiring that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility. The FCC has recently adopted new regulations to govern the charges for pole attachments used by companies provided telecommunications services, including cable operators. These new pole attachment rate regulations will become effective five years after enactment of the 1996 Act, and any increase in attachment rates resulting from the FCC's new regulations will be phased in equal annual increments over a period of five years beginning on the effective date of the new FCC regulations. The ultimate outcome of these rulemakings and the ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on RCN or its businesses cannot be determined at this time.

               The 1992 Act, the 1996 Act and FCC regulations preclude any satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors and require such programmers to sell their programming to other multichannel video distributors. These provisions limit the ability of program suppliers affiliated with cable companies or with common carriers providing satellite delivered video programming directly to their subscribers to offer exclusive programming arrangements to their affiliates. The Communications Act also includes provisions, among others, concerning horizontal and vertical ownership of cable systems, customer service, subscriber privacy, marketing practices, equal employment opportunity, obscene or indecent programming, regulation of technical standards and equipment compatibility.

               In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as equal employment opportunity, syndicated program exclusivity, network program non-duplication, registration of cable systems, maintenance of various records and public inspection files, microwave frequency usage, lockbox availability, sponsorship identification, antenna structure notification, tower marking and lighting, carriage of local sports broadcast programming, application of rules governing political broadcasts, limitations on advertising contained in non-broadcast children's programming, consumer protection and customer service, ownership of home wiring, indecent programming, programmer access to cable systems, programming agreements, technical standards, consumer electronics equipment compatibility and closed captioning. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. RCN has been experiencing difficulty gaining access to the video distribution wiring in certain multiple dwelling units in the City of Boston in which Cablevision is the incumbent provider of video services. In some buildings the management will not permit RCN to install its own distribution wiring and Cablevision has not been willing to permit RCN to use the existing wiring on some equitable basis when RCN wishes to initiate service to an individual unit previously served by Cablevision. RCN has sought a ruling from the FCC's Cable Services Bureau that existing FCC inside wiring rules require Cablevision to cooperate with RCN to make such wiring available to it. The matter is currently pending before the FCC's Cable Services Bureau staff.

               Other bills and administrative proposals pertaining to cable television have previously been introduced in Congress or considered by other governmental bodies over the past several years. It is probable that there will be legislative proposals in the future by Congress and other governmental bodies relating to the regulation of communications services.

               Cable television systems are subject to federal compulsory copyright licensing covering the retransmission of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their basic revenues to a federal copyright royalty pool, cable operators can obtain blanket licenses to retransmit the copyrighted material on broadcast signals.

               Other Regulatory Issues. The data services business, including Internet access, is largely unregulated at this time (apart from Federal, state, and local laws and regulations applicable to businesses in general). However, there can be no assurance that this business will not become subject to regulatory restraints. Some jurisdictions have sought to impose taxes and other burdens on providers of data services, and to regulate content provided via the Internet and other information services. RCN expects that proposals of this nature will continue to be debated in Congress and state legislatures in the future. In addition, although the FCC has on several occasions rejected proposals to impose additional costs on providers of Internet access service and other data services for the use of local exchange telephone network facilities for access to their customers, similar proposals may well be considered by the FCC or Congress in the future.

               In order to develop its networks, RCN must obtain local franchises and other permits, as well as building access agreements and rights to utilize underground conduit and pole space, private easements and other rights-of-way and fiber capacity from entities such as incumbent local exchange carriers and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. There can be no assurance that RCN will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits, building access agreements and rights needed to implement its business plan on acceptable terms. Although RCN does not believe that any of the existing arrangements will be canceled or will not be renewed as needed in the near future, cancellation or non-renewal of certain of such arrangements could materially adversely affect RCN's business in the affected area. In addition, the failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under development, may affect RCN's ability to acquire or develop that network.

               The foregoing does not purport to describe all present and proposed federal, state, and local regulations and legislation affecting the telephone, video programming and data service industries. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which communications companies operate. The ultimate outcome of these proceedings, and the ultimate impact of the 1996 Act or any final regulations adopted pursuant to the new law on RCN or its businesses cannot be determined at this time.

Employees

               As of December 31, 1998, RCN had approximately       full-time
employees including general office and administrative personnel.  In addition,
RCN's joint ventures had       employees as of December 31, 1998.  RCN
considers relations with its employees to be good.

Legal Proceedings

               On September 30, 1997, the Yee Family Trusts, as holders of C-TEC's Preferred Stock Series A and Preferred Stock Series B, filed an action against RCN, Commonwealth Telephone and Cable Michigan in the Superior Court of New Jersey, Chancery Division. The complaint alleges that Commonwealth Telephone's distribution of the common stock of RCN and Cable Michigan in connection with the spin-off, inter alia, (1) violated the terms of the preferred stock instrument; (2) constituted a fraudulent conveyance; (3) breached the covenant of good faith and fair dealing allegedly owed plaintiffs; (4) breached fiduciary duties allegedly owed plaintiffs; and (5) constitutes an unlawful distribution under Pennsylvania law. On December 1, 1997, the complaint was amended to allege that Commonwealth Telephone's distribution of the common stock of RCN and Cable Michigan was an unlawful distribution in violation of 15 Pa.C.S. 1551(b)(2). The plaintiffs are seeking to set aside the alleged fraudulent conveyance and unspecified monetary damages alleged to be in excess of $52 million. RCN believes this lawsuit is without merit and intends to contest this action vigorously. On January 9, 1998, the defendants, including RCN, filed a Motion to Dismiss, or in the Alternative, for Summary Judgment. On September 15, 1998 the court granted RCN's motion with respect to the breach of fiduciary duty and unlawful distribution claims, but denied the motion with respect to the plaintiffs' other claims. As a result, two counts of the complaint were dismissed. RCN's answer was subsequently filed. Settlement discussions are currently in process. RCN can not be certain that these discussions will be successful in settling this complaint.

               In the normal course of business, there are various legal proceedings outstanding, including both commercial and regulatory litigation. In the opinion of management, these proceedings will not have a material adverse effect on the results of operations or financial condition of RCN.

                         DESCRIPTION OF CAPITAL STOCK

               The following description of the capital stock of RCN is based upon its certificate of incorporation ("Certificate of Incorporation"), its bylaws ("Bylaws") and applicable provisions of law. The following description is qualified in its entirety by reference to such Certificate of Incorporation and Bylaws, which are filed as exhibits to the RCN 10-K.

               Certain provisions of the Delaware General Corporation Law ("DGCL"), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for shares held.

Authorized Capital Stock

               The Certificate of Incorporation authorizes the issuance of 200 million shares of common stock ("Common Stock"), par value $1.00 per share, 400 million shares of Class B common stock ("Class B Stock"), par value $1.00 per share, and 25 million shares of preferred stock ("Preferred Stock") par value $1.00 per share.

Common Stock

               Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of RCN's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. On December 31, 1998, there were 64,290,493 shares of Common Stock issued and outstanding. The Common Stock is admitted for trading on the Nasdaq National Market.

               The Certificate of Incorporation contains no restrictions on the alienability of the Common Stock. Except as disclosed in the section entitled "Charter and Bylaw Provisions," no provision of the Certificate of Incorporation or Bylaws and no provision of any agreement or plan involving RCN is in effect that would discriminate against any existing or prospective holder of such securities as a result of such security holder owning a substantial amount of securities.

Class B Stock

               The Class B Stock is in all material respects identical to the Common Stock except that:

               o  the Class B Stock is generally non-voting,

               o the Common Stock is convertible at the option of the holder into Class B Stock and

               o in certain mergers, distributions and other transactions in which the holders of Company Stock are entitled to receive equity interests of one or more corporations (including RCN), the equity interests distributed in respect of the Common Stock and the Class B Stock may have rights and privileges that are substantially equivalent to the rights and privileges of the Common Stock and the Class B Stock, respectively.

               As of January 28, 1999, there are no outstanding shares of Class B Stock and RCN does not have any current plan or intention to issue any Class B Stock.

Preferred Stock

               Under the Certificate of Incorporation, the Board of Directors has the authority to create one or more series of Preferred Stock, to issue shares of Preferred Stock in such series up to the maximum number of shares of Preferred Stock authorized, and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. The authorized shares of Preferred Stock, as well as authorized but unissued shares of Company Stock, are available for issuance without further action by RCN's shareholders, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of RCN's stock may then be listed or quoted.

               The applicable prospectus supplement will describe the terms of any Preferred Stock being offered, including:

               o  the number of shares and designation or title of the shares;

               o  any liquidation preference per share;

               o  any date of maturity;

               o  any redemption, repayment or sinking fund provisions;

               o any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

               o  any voting rights;

               o if other than the currency of the United States, the currency or currencies including composite currencies in which the Preferred Stock is denominated and/or in which payments will or may be payable;

               o the method by which amounts in respect of the Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

               o whether the Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which the Preferred Stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

               o the place or places where dividends and other payments on the Preferred Stock will be payable; and

               o any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

               All shares of Preferred Stock offered will, when issued, be fully paid and non-assessable. Any shares of Preferred Stock that are issued would have priority over the Common Stock with respect to dividend or liquidation rights or both.

               The transfer agent for each series of Preferred Stock will be described in the applicable Prospectus Supplement.

Charter and Bylaw Provisions

               Classified Board of Directors; Removal of Directors. The Certificate of Incorporation and the Bylaws provide for the Board of Directors to be divided into three classes of directors. The term of office of the first class expires at the 2001 annual meeting, the term of office of the second class expires at the 1999 annual meeting, and the term of office of the third class expires at the 2000 annual meeting. At each annual meeting held thereafter, a class of directors will be elected to replace the class whose term has then expired. As a result, approximately one-third of the members of the Board of Directors will be elected each year and, except as described above, each of the directors serves a staggered three-year term. Moreover, as is permitted under the DGCL only in the case of a corporation having a classified board, the Certificate of Incorporation and the Bylaws provide that directors may be removed only for cause.

               These provisions could prevent a shareholder (or group of shareholders) having majority voting power from obtaining control of the Board of Directors until the second annual shareholders' meeting following the date the acquirer obtains such voting power. Accordingly, these provisions could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of RCN.

               Shareholder Action by Written Consent; Special Meetings. The Certificate of Incorporation and the Bylaws provide that no action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, and that no action may be taken by the written consent of shareholders in lieu of a meeting. The Certificate of Incorporation and the Bylaws also provide that special meetings of RCN's shareholders may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of RCN. These provisions may make it more difficult for shareholders to take action opposed by the Board of Directors.

               Advance Notice Provisions. The Bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at an annual meeting of shareholders or to bring business before an annual meeting of shareholders of RCN. The Bylaws provide that only persons who are nominated by or at the direction of the Board of Directors, or by a shareholder who has given timely written notice to the Secretary of RCN prior to the meeting at which directors are to be elected, will be eligible for election as directors of RCN. The Bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board of Directors or, in the case of an annual meeting of shareholders, by a shareholder who has given timely written notice to the Secretary of RCN of such shareholder's intention to bring such business before such meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received at the principal executive offices of RCN in writing not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice or public disclosure was given or made. Under the Bylaws, a shareholder's notice must also contain certain information specified in the Bylaws. These provisions may preclude or deter some shareholders from bringing matters before, or making nominations for directors at, an annual meeting.

               Preferred Stock. Under the Certificate of Incorporation, the Board of Directors will have the authority, without further shareholder approval, to create one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Pursuant to this authority, the Board of Directors could create and issue a series of preferred stock with rights, privileges or restrictions having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of RCN by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of RCN's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of RCN without any further action by the shareholders of RCN.

               Amendment of Certain Charter and Bylaw Provisions. The Certificate of Incorporation provides that the Board of Directors may adopt, amend or repeal any provision of the Bylaws. The Common Stock and the Bylaws also provide that Bylaw provisions may be adopted, amended or repealed by the affirmative vote of shareholders holding not less than 66 2/3% of the total number of votes entitled to be cast in the election of directors.

               Any amendment, modification or repeal of the provisions of the Certificate of Incorporation relating to the election and removal of directors, the right to call special meetings, the prohibition on action by written consent, amendment of the Bylaws and the limitation of liability and indemnification of officers and directors will require approval by the affirmative vote of shareholders holding at least 66 2/3% of the total number of votes entitled to vote generally in the election of directors.

Delaware Takeover Statute

               RCN is subject to Section 203 of the DGCL ("Section 203"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years following the date that such shareholder became an interested shareholder, unless (i) prior to such date either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding, shares owned by (A) persons who are both directors and officers and (B) employee stock plans in certain circumstances), or (iii) on or after such date the business combination is approved by the board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder. A "business combination" includes a merger, consolidation, asset sale, or other transaction resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The restrictions imposed by Section 203 will not apply to a corporation if, among other things, (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or (ii) 12 months have passed after the corporation, by action of its shareholders holding a majority of the outstanding stock, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203. RCN has not opted out of Section 203 and, therefore, the restrictions imposed by Section 203 will apply to RCN. Prior to the Distribution, the Board of Directors approved of Level 3 Telecom becoming an interested shareholder and, consequently, Section 203 would not apply to any business combination with Level 3 Telecom.

Liability and Indemnification of Directors and Officers

               Certain provisions of the DGCL and the Certificate of Incorporation and the Bylaws relate to the limitation of liability and indemnification of directors and officers of RCN. These various provisions are described below.

               The Certificate of Incorporation provides that RCN's directors are not personally liable to RCN or its shareholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent permitted by the DGCL. Under the DGCL, directors would not be personally liable to RCN or its shareholders for monetary damages for breach of their fiduciary duties as a director, except for (i) any breach of the director's duty of loyalty to RCN or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived improper personal benefit or (iv) the unlawful payment of dividends or unlawful stock repurchases or redemptions. This exculpation provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or RCN from bringing a lawsuit against directors of RCN for breach of their fiduciary duties as directors. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission.

               The Certificate of Incorporation also provides that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of RCN or is or was serving at the request of RCN as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. This right to indemnification shall also include the right to be paid by RCN the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. This right to indemnification shall be a contract right. RCN may, by action of the Board of Directors, provide indemnification to such of the employees and agents of RCN to such extent and to such effect as the Board of Directors determines to be appropriate and authorized by the DGCL.

               RCN purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of RCN, or is or was serving at the request of RCN as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not RCN would have the power or the obligation to indemnify him or her against such liability under the provisions of the Certificate of Incorporation.

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


                        DESCRIPTION OF DEBT SECURITIES

               This section describes the general terms and provisions of the debt securities (the "Debt Securities"). The prospectus supplement will describe the specific terms of the Debt Securities offered through that prospectus supplement. The Debt Securities will be issued under an indenture (the "Indenture") between RCN and The Chase Manhattan Bank, as trustee (the "Trustee").

               We have summarized certain terms and provisions of the Indenture. The summary is not complete. If we refer to particular provisions of the Indenture, the provisions, including definitions of certain terms, are incorporated by reference as a part of this summary. The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part, and is incorporated by reference. You should refer to the Indenture for the provisions which may be important to you. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

General

               The Indenture will not limit the amount of Debt Securities which we may issue. We may issued Debt Securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any Debt Securities being offered, including:

               o the designation, aggregate principal amount and authorized denominations;

               o  the maturity date;

               o the interest rate, if any, and the method for calculating the interest rate;

               o the interest payment dates and the record dates for the interest payments;

               o any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertability provisions;

               o  the place where the principal of and interest will be payable;

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               o  if other than denominations of $1,000 or multiples of $1,000, the denominations the Debt Securities will be issued in;

               o whether the Debt Securities will be issued in the form of Global Securities (as defined below) or certificates;

               o additional provisions, if any, relating to the defeasance of the Debt Securities;

               o the currency or currencies, if other than the currency of the United States, in which principal of and interest will be payable;

               o whether the Debt Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of Bearer Securities;

               o  any applicable United States federal income tax consequences;

               o  the dates on which premium, if any, will be payable;

               o the right of RCN, if any, to defer payment of interest and the maximum length of such deferral period;

               o  any listing on a securities exchange;

               o  the initial public offering price; and

               o other specific terms, including any additional events of default or covenants provided for with respect to the Debt Securities.

               As described in each prospectus supplement relating to any particular series of Debt Securities being offered, the Indenture may contain covenants limiting:

               o the incurrence of additional debt by RCN and certain of its subsidiaries and affiliates;

               o the making of certain payments by RCN and certain of its subsidiaries and affiliates;

               o business activities of RCN and certain of its subsidiaries and affiliates;

               o the issuance of preferred stock of certain of its subsidiaries and affiliates;

               o  certain asset dispositions;

               o  certain transactions with affiliates;

               o restrictions on dividend payments by certain subsidiaries and affiliates;

               o  a change of control of RCN

               o  issuance of certain guarantees;

               o  liens; and

               o  mergers and consolidations involving RCN.

Book-Entry System

               Unless otherwise specified in a prospectus supplement, Debt Securities of any series may be issued under a book-entry system in the form of one or more global securities (each, a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

               The Depositary has advised RCN that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through

                                       54
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or maintain a custodial relationship with a participant, either directly or indirectly.

               When a Global Security in issued in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by each Global Security to the accounts of participants. The underwriters, dealers, or agents, if any, will designate the accounts to be credited, or RCN, if Debt Securities are offered and sold directly by RCN. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form, which may impair the ability to transfer beneficial interests in a Global Security.

               So long as the Depositary or its nominee is the owner of record of a Global Security, the Depositary or its nominee will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Security represented by a Global Security registered in their names, and will not receive or be entitled to receive physical delivery of Debt
Securities in definitive form and will not be considered the owners or holders of the Debt Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary. Persons who are not participants in the Depositary must rely on the procedures of the participant through which it owns its interest, in order to exercise any rights of a holder of record of the Debt Securities. RCN understands that under existing industry practices, if RCN requests any action of holders or if any owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and the participants would in turn authorize beneficial owners owning through them to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

               Payments of principal of, premium, if any, and interest on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or nominee as the registered owner of such Global Security. None of RCN, the Trustee or any other agent of RCN or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

               RCN has been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. RCN expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

               A Global Security may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Security representing all but not part of an offering of Debt Securities is exchangeable for Debt Securities in definitive form of like tenor and terms if:

               o the Depositary notifies RCN that it is unwilling or unable to continue as depositary for the Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by RCN within 90 days after RCN receives notice or

               o RCN in its sole discretion at any time determines not to have all of the Debt Securities represented in an by a Global Security and notifies the Trustee.

               If a Global Security is exchangeable, then it is exchangeable for Debt Securities registered in the names and in authorized denominations as the Depositary directs.

Payments of Principal and Interest

               The payment of principal of, premium, if any, and interest on the Senior Debt Securities will rank equally with all unsecured and unsubordinated debt of RCN.

Events of Default

               An Event of Default, as defined in the Indenture and applicable to Debt Securities issued under such Indenture, will occur with respect to the Debt Securities of any series under the Indenture if:

          (1) default in the payment of interest on the Debt Securities when it becomes due and payable and continuance of such default for a period of 30 days or more;

          (2) default in the payment of the principal of, or premium, if any, on the Debt Securities when due;

          (3) default in the performance, or breach, of certain covenants;

          (4) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 30 days or more after written notice to RCN by the Trustee or to RCN and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of (when such notice is deemed received in accordance with the Indenture) all series issued under the Indenture;

          (5) failure to perform any term, covenant, condition or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of $10 million or more under which RCN or a Material Restricted Subsidiary is obligated, and either (a) such Indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such Indebtedness;

           (6) any holder of at least $10 million in aggregate principal amount of Indebtedness of RCN or any Material Restricted Subsidiary shall commence judicial proceedings or take any other action to foreclose upon, or dispose of, assets of RCN or any Material Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, of $10 million or more or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; provided that, in any such case, RCN or any Material Restricted Subsidiary shall not have obtained, prior to any such foreclosure or disposition of assets, a stay of all such actions that remains in effect;

           (7) one or more final non-appealable judgments, orders or decrees for the payment of money of $10 million or more, either individually or in the aggregate, shall be entered against RCN or any Material Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect;

           (8) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to RCN or any Material Restricted Subsidiary shall have occurred; or

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

           (9) any other Events of Default set forth in the applicable prospectus supplement.

               If an Event of Default (other than an Event of Default specified in clause (8) with respect to RCN) under the Indenture occurs with respect to the Debt Securities of any series and is continuing, then the Trustee thereunder or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series may by written notice, and the Trustee upon request of the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series shall, declare the Default Amount of the outstanding Debt Securities of such series issued thereunder to be due and payable immediately, together with all accrued and unpaid interest and premium, if any, thereon. Upon any such declaration, the Default Amount shall become due and payable immediately.

               If an Event of Default under the Indenture specified in clause
(8) with respect to RCN occurs and is continuing, then the Default Amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

               After a declaration of acceleration or any ipso facto acceleration pursuant to clause (8) under the Indenture, the holders of a majority in principal amount of outstanding Debt Securities of any series may, by notice to the applicable Trustee, rescind such declaration of acceleration and its consequences if all existing Events of Default, other than nonpayment of the principal of, and accrued and unpaid interest on, the Debt Securities of such series that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding Debt Securities of any series also have the right to waive past defaults, except a default in the payment of the principal of, or any interest on, any outstanding Debt Security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the Debt Securities of such series.

               No holder of any of the Debt Securities issued of any series under the Indenture has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount of the outstanding Debt Securities of such series have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding Debt
Securities of such series. Such limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the Debt Security on or after the respective due dates expressed in the Debt Security.

               During the existence of an Event of Default under the Indenture, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust, or power conferred on the Trustee.

               The Indenture provides that the Trustee will, within 45 days after the occurrence of any Default, give to the holders of the Debt Securities of such series notice of such Default known to it, unless such Default shall have been cured or waived; provided that, except in the case of a Default in payment of principal of or premium, if any, on any Debt Security of such series when due or in the case of any Default in the payment of any interest on the Debt Securities of such series or in the case of any Default arising from the occurrence of any Change of Control, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

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

               RCN is required to furnish to the Trustee annually a statement as to compliance with all conditions and covenants under the Indenture.

               "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Any Asset Sale pursuant to the terms of the deadlock event "buy-sell" arrangements in Section 7.8 of the Amended and Restated Operating Agreement of RCN-BECOCOM, LLC, as in effect on the Issue Date, or Section 7.15 of the Amended and Restated Operating Agreement of Starpower Communications, LLC, as in effect on the Issue Date, shall be deemed to have been made for Fair Market Value. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution.

               "Material Restricted Subsidiary" means any Restricted Subsidiary of RCN, which, at any date of determination, is a "Significant Subsidiary" (as that term is defined in Regulation S-X issued under the Securities Act), but shall, in any event, include (x) any Guarantor or (y) any Restricted Subsidiary of RCN which, at any date of determination, is an obligor under any Indebtedness in an aggregate principal amount equal to or exceeding $10 million.

Modification and Waiver

               From time to time, RCN, when authorized by resolutions of the Board, and the Trustee, without the consent of the holders of Debt Securities of any series, may amend, waive or supplement the Indenture and the Debt Securities of such series for certain specified purposes, including, among other things:

               o  curing ambiguities, defects or inconsistencies,

               o to provide for the assumption of RCN's obligations to holders of the Debt Securities of such series in the case of a merger or consolidation,

               o to make any change that would provide any additional rights or benefits to the holders of the Debt Securities of such series,

               o to add Guarantors with respect to the Debt Securities of such series,

               o  to secure the Debt Securities of such series,

               o to maintain the qualification of the Indenture under the Trust Indenture Act or

               o to make any change that does not adversely affect the rights of any holder.

               Other amendments and modifications of the Indenture or the Debt Securities issued thereunder may be made by RCN and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Debt Securities of each series affected thereby (each series voting as a separate class); provided that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby:

           (1) reduce the principal amount of, or extend the fixed maturity of the Debt Securities, or alter or waive the redemption provisions of the Debt Securities (other than, subject to clause (7) below, provisions relating to repurchase of Debt Securities upon the occurrence of an Asset Sale or a Change of Control);

           (2) change the currency in which any Debt Securities or any premium or the accrued interest thereon is payable;

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

           (3) reduce the percentage in principal amount outstanding of Debt Securities of any series which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Debt Securities of such series;

           (4) impair the right to institute suit for the enforcement of any payment on or with respect to the Debt Securities;

           (5) waive a default in payment with respect to the Debt Securities or any Guarantee;

           (6) reduce the rate or extend the time for payment of interest on the Debt Securities;

           (7) following the occurrence of an Asset Sale or a Change of Control, alter the obligation to purchase the Debt Securities of any series as a result thereof in accordance with the Indenture or waive any default in the performance thereof;

           (8) adversely affect the ranking of the Debt Securities of any series;

           (9) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in compliance with the terms of the Indenture.

               "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than RCN or a Restricted Subsidiary, in one transaction or a series of related transactions, of:

           (1) any Capital Stock of any Restricted Subsidiary (other than customary stock option programs) or any Restricted Affiliate;

           (2) any assets of RCN or any Restricted Subsidiary or any Restricted Affiliate which constitute substantially all of an operating unit or line of business of RCN and the Restricted Subsidiaries and the Restricted Affiliates; or

           (3) any other property or asset of RCN or any Restricted Subsidiary or any Restricted Affiliates outside of the ordinary course of business.

               For the purposes of this definition, the term "Asset Sale" shall not include:

           (1) any disposition of properties and assets of RCN and/or the Restricted Subsidiaries that is governed under "--Consolidation, Merger, Sale of Assets, Etc.";

           (2) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of RCN or any Restricted Subsidiary or Restricted Affiliate, as the case may be; and

           (3) for purposes of a covenant "Disposition of Proceeds of Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions occurring within one year, either (x) involving assets with a Fair Market Value not in excess of $500,000 or (y) which constitutes the incurrence of a Capitalized Lease Obligation.

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

Consolidation, Merger, Sale of Assets, Etc.

               The Indenture provides that RCN will not (1) consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons in a single transaction or through a series of transactions, or (2) permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of RCN and the Restricted Subsidiaries on a consolidated basis, unless, in the case of either (1) or (2):

           (a) RCN shall be the continuing person or, if RCN is not the continuing person, the resulting, surviving or transferee person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof;

           (b) the surviving entity shall expressly assume all of the obligations of RCN under the Debt Securities and the Indenture, and shall, if required by law to effectuate such assumption, execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form and substance reasonably satisfactory to the Trustee;

           (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), RCN or the surviving entity (assuming such surviving entity's assumption of RCN obligations under the Debt Securities and Indenture), as the case may be, would be able to incur $1.00 of Indebtedness under clause (1)(a) of the proviso of the covenant "Limitation on Additional Indebtedness";

           (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and

           (e) RCN or the surviving entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate stating that such transaction or series of transactions, and, if a supplemental indenture, is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

               Upon any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of RCN in accordance with the foregoing in which RCN or the Restricted Subsidiary, as the case may be, is not the continuing corporation, the successor corporation formed by such a consolidation or into which RCN or such Restricted Subsidiary is merged or to which such transfer is made will succeed to, and be substituted for, and may exercise every right and power of, RCN or such Restricted Subsidiary, as the case may be, under the Indenture with the same effect as if such successor corporation had been named as RCN or such Restricted Subsidiary therein; and thereafter, except in the case of (1) any lease or (2) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of RCN, RCN shall be discharged from all obligations and covenants under the Indenture and the Debt Securities issued thereunder.

               The Indenture provides that for all purposes of the Indenture and the Debt Securities (including the provision of this covenant and the covenants "Limitation on Additional Indebtedness," "Limitation on Restricted Payments" and "Limitation on Liens"), Subsidiaries of any surviving entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant "Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of RCN and the Restricted

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Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

Satisfaction and Discharge of the Indenture; Defeasance

               RCN may terminate its obligations under the Indenture, when

           (1) either:

               (A) all Debt Securities of any series issued thereunder that have been theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or

               (B) all the Debt Securities of any series issued thereunder that have not theretofore delivered to the Trustee for cancellation will become due and payable (a "Discharge") under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of RCN, and RCN has irrevocably deposited or caused to be deposited with such Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such series of Debt Securities, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, on and interest to the date of deposit or maturity or date of redemption;

           (2) RCN has paid or caused to be paid all other sums then due and payable under the Indenture by RCN; and

           (3) RCN has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

               RCN may elect, at its option, to have its obligations under the Indenture discharged with respect to the outstanding Debt Securities of any series ("legal defeasance"). Such defeasance means that RCN will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Debt Securities of such series under the Indenture, except for:

           (1) the rights of holders of the Debt Securities to receive payments in respect of the principal of and any premium and interest on the Debt Securities when payments are due;

           (2) RCN's obligations with respect to the Debt Securities concerning issuing temporary Debt Securities, registration of transfer of Debt Securities, mutilated, destroyed, lost or stolen Debt Securities and the maintenance of an office or agency for payment and money for security payments held in trust;

           (3) the rights, powers, trusts, duties and immunities of the Trustee; and

           (4) the defeasance provisions of the Indenture.

               In addition, RCN may elect, at its option, to have its obligations released with respect to certain covenants in the Indenture, including covenants relating to Asset Sales and Changes of Control ("covenant defeasance"), and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Debt Securities of any series under the Indenture. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Debt Securities of such series.

               In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Debt Securities of any series:

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

           (1) RCN must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the Debt Securities of such series:

             (A) money in an amount; or

             (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount; or

             (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire Indebtedness in respect of the principal of and premium, if any, and interest on the Debt Securities on the maturity thereof or (if RCN has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of RCN) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and Debt Securities;

           (2) in the case of legal defeasance under the Indenture, RCN shall have delivered to the Trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the Debt Securities of such series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to the Debt Securities of such series and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

           (3) in the case of covenant defeasance under the Indenture, RCN shall have delivered to the Trustee an opinion of counsel to the effect that the holders of such outstanding Debt Securities of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to the Debt Securities of such series and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

           (4) no Default with respect to the outstanding Debt Securities of such series shall have occurred and be continuing at the time of such deposit after giving effect thereto or, in the case of legal defeasance, no Default relating to bankruptcy or insolvency shall have occurred and be continuing at any time on or prior to the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day);

           (5) such legal defeasance or covenant defeasance shall not cause the applicable Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Debt Securities of such series were in default within the meaning of such Act);

           (6) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which RCN is a party or by which it is bound;

           (7) such legal defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and

           (8) RCN shall have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.


                             PLAN OF DISTRIBUTION

               RCN may sell the securities in any of three ways (or in any combination thereof): (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The prospectus supplement with respect to any securities will set forth the terms of the offering of such securities, including (a) the name or names of any underwriters, dealers or agents and the respective amounts of such securities underwritten or purchased by each of them (b) the initial public offering price of such securities and the proceeds to RCN and any discounts, commissions or concessions allowed or reallowed or paid to dealers and (c) any securities exchanges on which such securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

               If underwriters are used in the sale of any securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such securities if any are purchased.

               The securities may be sold directly by RCN or through agents designated by RCN from time to time. Any agent involved in the offer or sale of the securities in respect of which a prospectus supplement is delivered will be named, and any commissions payable by RCN to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

               If so indicated in the applicable prospectus supplement, RCN will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from RCN at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

               Agents and underwriters may be entitled under agreements entered into with RCN to indemnification by RCN against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for RCN in the ordinary course of business.

                                 LEGAL MATTERS

               The validity of the securities in respect of which this prospectus is being delivered will be passed on for RCN Corporation by Davis Polk & Wardwell, New York, New York.


                                    EXPERTS

               The consolidated financial statements of RCN Corporation as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, appearing in the RCN 10-K and incorporated by reference into this registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               The financial statements of Erols Internet, Inc. at December
31, 1996 and 1997 and for the period from August 1, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, appearing in the RCN 8-K dated May 8, 1998 and incorporated by reference into the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

               The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.

                                                      Amount to be Paid
                                                      -----------------
Registration fee...........................           $     278,000.00
Printing...................................                     *
Legal fees and expenses....................                     *
Accounting fees and expenses...............                     *
Miscellaneous..............................                     *
                                                      ----------------
      TOTAL................................                     *
                                                      ================

----------
* To be filed supplementally

Item 15.  Indemnification of Directors and Officers

               Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or it stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

               Section 145 of the Delaware General Corporation Law empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The Delaware General Corporation Law also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

               RCN's Amended and Restated Articles of Incorporation provides in effect for the elimination of the personal liability of RCN directors for breaches of fiduciary duty and for the indemnification by the Company of each director and officer of the Company, in each case, to the fullest extent permitted by applicable law.

               RCN purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of RCN, or is or was serving at the request of RCN as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not RCN would have the power or the obligation to indemnify him or her against such liability under the provisions of the RCN Certificate of Incorporation.

Item 16.  Exhibits and Financial Statement Schedules

              (a) Exhibits



Exhibit No.                 Document
-----------                 --------
 1.1     Form of Underwriting Agreement*

 2.1     Form of Distribution Agreement among C-TEC Corporation, Cable
         Michigan, Inc. and RCN Corporation (incorporated by reference to Exhibit
         2.1 to Amendment No. 2 to RCN's Information Statement on Form 10/A
         ("Form 10") filed on September 5, 1997)

 2.2     Tax Sharing Agreement by and among C-TEC Corporation, Cable
         Michigan, Inc. and the Registrant (incorporated by reference to Exhibit 10.1 to RCN's Form 10)

 2.3     Agreement and Plan of Merger dated as of January 21, 1998 among Erols
         Internet, Inc., Erol Onaran, Gold & Appel Transfer, S.A., RCN Corporation and ENET Holding, Inc. (incorporated by reference to Exhibit 2.1 to RCN's
         Current Report on Form 8-K ("March 1998 8-K") filed on March 6, 1998)

 2.4     Amendment No. 1 to Agreement and Plan of Merger dated as of January 21,
         1998 among Erols Internet, Inc., Erol Onaran, Gold & Appel Transfer, S.A.,
         RCN Corporation and ENET Holding, Inc. (incorporated by reference to
         Exhibit 2.2 to RCN's March 1998 8-K)

 4.1     Indenture dated as of February 6, 1998 between the Company, as Issuer, and
         The Chase Manhattan Bank, as Trustee, with respect to the 9.80% Senior
         Discount Notes due 2008 (incorporated by reference to Exhibit 4.1 to RCN's
         Registration Statement on Form S-4 (Commission File No. 333-48487) ("1998
         Form S-4") filed on March 23, 1998)

 4.2     Form of the 9.80% Senior Discount Notes due 2008, Series B (included in
         Exhibit 4.1) (incorporated by reference to Exhibit 4.2 to RCN's 1998 Form
         S-4)

 4.3     Indenture dated as of October 17, 1997 between the Company, as Issuer, and
         The Chase Manhattan Bank, as Trustee, with respect to the 10% Senior
         Notes due 2007 (incorporated by reference to Exhibit 4.1 to RCN's
         Registration Statement on Form S-4 (Commission File No. 333-41081)
         ("Form S-4") filed on November 26, 1997)

 4.4     Form of the 10% Senior Exchange Notes due 2007 (included in Exhibit 4.4)
         (incorporated by reference to Exhibit 4.2 to RCN's Form S-4)

 4.5     Indenture dated as of October 17, 1997 between the Company, as Issuer, and
         The Chase Manhattan Bank, as Trustee, with respect to the 11 1/8% Senior
         Discount Notes due 2007 (incorporated by reference to Exhibit 4.3 to RCN's
         Form S-4)

 4.6     Form of the 11 1/8% Senior Discount Exchange Notes due 2007 (included in
         Exhibit 4.6) (incorporated by reference to Exhibit 4.4 to RCN's Form S-4)

----------
* To be filed supplementally.
                                      II-2

Exhibit No.                 Document
-----------                 --------
 4.7     Indenture dated June 24, 1998 between the Company, as Issuer, and The
         Chase Manhattan Bank, as Trustee, with respect to the 11% Senior Discount
         Notes due 2008 (incorporated by Reference to Exhibit 4.8 to RCN's
         Registration Statement on Form S-1 (Commission File No. 333-55673))

 4.8     Form of 11% Senior Discount Note due 2008 (included in Exhibit 4.8)
         (incorporated by reference to Exhibit 4.8 to RCN's Registration Statement on Form S-1 (Commission File No. 333-55673))

 4.9     Escrow Agreement dated as of October 17, 1997 among The Chase
         Manhattan Bank, as escrow agent, The Chase Manhattan Bank, as Trustee under the Indenture (as defined therein), and the Company (incorporated by reference to Exhibit 4.6 to RCN's Form S-4)

 4.10    Credit Agreement dated as of July 1, 1997 among C-TEC Cable Systems,
         Inc., ComVideo Systems, Inc., C-TEC Cable Systems of New York, Inc. and
         First Union National Bank, as agent (incorporated by reference to Exhibit
         4.1 to RCN's Form 10)**

 4.11 Registration Rights Agreement dated as of June 12, 1998 among certain shareholders of Interport Communications Corp. and RCN Corporation
         (incorporated by reference to Exhibit 4.12 to the 1998 Form S-1)

 4.12    Form of Indenture relating to Debt Securities issued hereunder*

 5.1     Opinion of Davis Polk & Wardwell*

11.1     Statement regarding Computation of Per Share Earnings (included in the
         Notes to the Consolidated Financial Statements)

12.1     Statement re computation of ratios*

23.1     Consent of PricewaterhouseCoopers LLP with respect to RCN Corporation

23.2     Consent of Ernst & Young LLP, Independent Auditors, with respect to Erols
         Internet, Inc.

24.1     Power of Attorney (included on the signature page of the Registration
         Statement)

25.1     Statement of Eligibility of Trustee*

----------
(*)   To be filed supplementally.

(**) Exhibits and schedules which have not been filed with Exhibit 4.10 will be provided to the Commission by the registrant upon request.


Item 17.  Undertakings

     (a)      The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement :

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that the undertakings set forth in paragraph (i) and
        (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby understands that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on February 1, 1999

                                      RCN CORPORATION




                                      By: /s/ Bruce C. Godfrey
                                         -------------------------------------
                                          Bruce C. Godfrey
                                          Executive Vice President and Chief
                                          Financial Officer

               The Registrant and each person whose signature appears below constitutes and appoints Michael J. Mahoney and Bruce C. Godfrey, and any agent for service named in this Registration statement and each of them, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his her, or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                                    Title                           Date
           ---------                                    -----                           ----

   /s/ David C. McCourt
--------------------------
     David C. McCourt                 Director, Chairman and Chief              February 1, 1999
                                      Executive Officer
  /s/ Michael J. Mahoney
--------------------------
    Michael J. Mahoney                Director, President and Chief             February 1, 1999
                                      Operating Officer
     /s/ Bruce Godfrey
--------------------------
     Bruce C. Godfrey                 Director, Executive Vice President        February 1, 1999
                                      and Chief Financial Officer

    /s/ James Q. Crowe
--------------------------
      James Q. Crowe                                Director                    February 1, 1999

                                      II-5

           Signature                                    Title                           Date
           ---------                                    -----                           ----


     /s/ Alfred Fasola
--------------------------
       Alfred Fasola                                Director                    February 1, 1999

   /s/ Stuart E. Graham
--------------------------
     Stuart E. Graham                               Director                    February 1, 1999

   /s/ Richard R. Jaros
--------------------------
     Richard R. Jaros                               Director                    February 1, 1999

      /s/ Thomas May
--------------------------
        Thomas May                                  Director                    February 1, 1999

/s/ Thomas P. O'Neill, III
--------------------------
  Thomas P. O'Neill, III                            Director                    February 1, 1999

      /s/ Eugene Roth
--------------------------
        Eugene Roth                                 Director                    February 1, 1999

   /s/ Walter Scott, Jr.
--------------------------
     Walter Scott, Jr.                              Director                    February 1, 1999

   /s/ Michael B. Yanney
--------------------------
     Michael B. Yanney                              Director                    February 1, 1999

  /s/ Ralph S. Hromisin
--------------------------
    Ralph S. Hromisin                    Senior Vice President and Chief        February 1, 1999
                                                Accounting Officer

                                 EXHIBIT INDEX

Exhibit
   No.                  Document
-------                 --------
 1.1     Form of Underwriting Agreement*

 2.1     Form of Distribution Agreement among C-TEC Corporation, Cable
         Michigan, Inc. and RCN Corporation (incorporated by reference to Exhibit
         2.1 to Amendment No. 2 to RCN's Information Statement on Form 10/A
         ("Form 10") filed on September 5, 1997)

 2.2     Tax Sharing Agreement by and among C-TEC Corporation, Cable
         Michigan, Inc. and the Registrant (incorporated by reference to Exhibit 10.1 to RCN's Form 10)

 2.3     Agreement and Plan of Merger dated as of January 21, 1998 among Erols
         Internet, Inc., Erol Onaran, Gold & Appel Transfer, S.A., RCN Corporation and ENET Holding, Inc. (incorporated by reference to Exhibit 2.1 to RCN's
         Current Report on Form 8-K ("March 1998 8-K") filed on March 6, 1998)

 2.4     Amendment No. 1 to Agreement and Plan of Merger dated as of January 21,
         1998 among Erols Internet, Inc., Erol Onaran, Gold & Appel Transfer, S.A.,
         RCN Corporation and ENET Holding, Inc. (incorporated by reference to
         Exhibit 2.2 to RCN's March 1998 8-K)

 4.1     Indenture dated as of February 6, 1998 between the Company, as Issuer, and
         The Chase Manhattan Bank, as Trustee, with respect to the 9.80% Senior
         Discount Notes due 2008 (incorporated by reference to Exhibit 4.1 to RCN's
         Registration Statement on Form S-4 (Commission File No. 333-48487) ("1998
         Form S-4") filed on March 23, 1998)

 4.2     Form of the 9.80% Senior Discount Notes due 2008, Series B (included in
         Exhibit 4.1) (incorporated by reference to Exhibit 4.2 to RCN's 1998 Form
         S-4)

 4.3     Indenture dated as of October 17, 1997 between the Company, as Issuer, and
         The Chase Manhattan Bank, as Trustee, with respect to the 10% Senior
         Notes due 2007 (incorporated by reference to Exhibit 4.1 to RCN's
         Registration Statement on Form S-4 (Commission File No. 333-41081)
         ("Form S-4") filed on November 26, 1997)

 4.4     Form of the 10% Senior Exchange Notes due 2007 (included in Exhibit 4.4)
         (incorporated by reference to Exhibit 4.2 to RCN's Form S-4)

 4.5     Indenture dated as of October 17, 1997 between the Company, as Issuer, and
         The Chase Manhattan Bank, as Trustee, with respect to the 11 1/8% Senior
         Discount Notes due 2007 (incorporated by reference to Exhibit 4.3 to RCN's
         Form S-4)

 4.6     Form of the 11 1/8% Senior Discount Exchange Notes due 2007 (included in
         Exhibit 4.6) (incorporated by reference to Exhibit 4.4 to RCN's Form S-4)

 4.7     Indenture dated June 24, 1998 between the Company, as Issuer, and The
         Chase Manhattan Bank, as Trustee, with respect to the 11% Senior Discount
         Notes due 2008 (incorporated by Reference to Exhibit 4.8 to RCN's
         Registration Statement on Form S-1 (Commission File No. 333-55673))

 4.8     Form of 11% Senior Discount Note due 2008 (included in Exhibit 4.8)
         (incorporated by reference to Exhibit 4.8 to RCN's Registration Statement on Form S-1 (Commission File No. 333-55673))
----------
*  To be filed supplementally.

                                      II-7

Exhibit
   No.                  Document
-------                 --------

 4.9     Escrow Agreement dated as of October 17, 1997 among The Chase
         Manhattan Bank, as escrow agent, The Chase Manhattan Bank, as Trustee under the Indenture (as defined therein), and the Company (incorporated by reference to Exhibit 4.6 to RCN's Form S-4)

 4.10    Credit Agreement dated as of July 1, 1997 among C-TEC Cable Systems,
         Inc., ComVideo Systems, Inc., C-TEC Cable Systems of New York, Inc. and
         First Union National Bank, as agent (incorporated by reference to Exhibit
         4.1 to RCN's Form 10)**

 4.11 Registration Rights Agreement dated as of June 12, 1998 among certain shareholders of Interport Communications Corp. and RCN Corporation
         (incorporated by reference to Exhibit 4.12 to the 1998 Form S-1)

 4.12    Form of Indenture relating to Debt Securities issued hereunder*

 5.1     Opinion of Davis Polk & Wardwell*

11.1     Statement regarding Computation of Per Share Earnings (included in the
         Notes to the Consolidated Financial Statements)

12.1     Statement re computation of ratios*

23.1     Consent of PricewaterhouseCoopers LLP with respect to RCN Corporation

23.2     Consent of Ernst & Young LLP, Independent Auditors, with respect to Erols
         Internet, Inc.

24.1     Power of Attorney (included on the signature page of the Registration
         Statement)

25.1     Statement of Eligibility of Trustee*

----------
(*)   To be filed supplementally.

(**) Exhibits and schedules which have not been filed with Exhibit 4.10 will be provided to the Commission by the registrant upon request.

                                      II-8